Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-174818

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated December 28, 2011)

SofTech, Inc.

384,588 Shares of Common Stock

This Prospectus Supplement No. 5 supplements and amends our Prospectus dated December 28, 2011, as amended and supplemented. This Prospectus Supplement No. 5 includes our attached Quarterly Reports on Form 10-Q for the quarters ended November 30, 2012 and February 28, 2013, as filed with the Securities and Exchange Commission on January 14, 2013 and April 15, 2013, respectively.

The Prospectus and this Prospectus Supplement No. 5 relate to the disposition from time to time by the selling shareholders identified in the Prospectus, including their donees, pledgees, assignees, transferees and other successors-in-interest, of up to 384,588 shares of our common stock. We are not selling any common stock under the Prospectus and this Prospectus Supplement No. 5, and we will not receive any of the proceeds from the sale of the shares by the selling shareholders.

Our common stock is quoted on the OTCQB tier of the OTC market place under the symbol “SOFT”. On April 15, 2013, the last quoted sale price for our common stock as reported on the OTCQB tier was $3.14 per share.

This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof. Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 5 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 5.

Investing in our common stock involves certain risks. You should review carefully the risks described under “Risk Factors” beginning on page 2 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is April 15, 2013.

* * * * *

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10-Q

 X .  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended November 30, 2012

      . TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________________ to ___________________

Commission File Number
0-10665

SOFTECH, INC.

(Exact name of the Registrant as specified in its charter)

Massachusetts	04-2453033
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

59 Lowes Way, Suite 401, Lowell, MA 01851

(Address of principal executive offices and zip code)

Telephone (978) 513-2700

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  X  . No     .

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Sec. 232.405)  during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes   X  . No      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer      . Accelerated filer      . Non-accelerated filer      . Smaller reporting company  X .

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.)

Yes      . No   X  .

The number of shares outstanding of registrant’s common stock at January 8, 2013 was 1,040,135 shares.

SOFTECH, INC.

2

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	(in thousands)
	(unaudited)
	November 30, 2012	May 31, 2012
ASSETS

Cash and cash equivalents	$109	$595
Accounts receivable (less allowance for uncollectible accounts of $29 as of November 30, 2012 and May 31, 2012)	1,060	757
Prepaid and other assets	256	308
Total current assets	1,425	1,660

Property and equipment, net	83	42
Goodwill	4,249	4,246
Capitalized software development costs, net	302	172
Capitalized patent costs	88	82
Debt issuance costs, net	157	210
Notes receivable and other assets	136	136

TOTAL ASSETS	$6,440	$6,548

LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY

Accounts payable	$315	$266
Accrued expenses	314	333
Other current liabilities	89	70
Deferred maintenance revenue	1,567	2,194
Current portion of capital lease	13	5
Current portion of long-term debt	720	720

Total current liabilities	3,018	3,588

Capital lease, net of current portion	45	4
Other long-term liabilities	20	47
Long-term debt, net of current portion	1,420	1,480

Total liabilities	4,503	5,119

Redeemable common stock, $0.10 par value, 20,000 shares issued and outstanding at November 30, 2012	110	-

Shareholders’ equity :
Common stock, $0.10 par value 20,000,000 shares authorized, 1,015,135 issued and outstanding at November 30, 2012 and May 31, 2012	100	100
Capital in excess of par value	27,445	27,478
Accumulated deficit	(25,268)	(25,693)
Accumulated other comprehensive loss	(450)	(456)
Total shareholders’ equity	1,827	1,429

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY	$6,440	$6,548

See accompanying notes to unaudited consolidated financial statements.

3

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Three Months Ended

	November 30,	November 30,
	2012	2011

Revenue:
Products	$478	$333
Services	1,194	1,372
Royalties from sale of patents	100	-
Total revenue	1,772	1,705

Cost of revenue:
Products	24	8
Services	323	344
Total cost of revenue	347	352

Gross margin	1,425	1,353

Research and development expenses	323	337
Selling, general and administrative expenses	789	718

Operating income	313	298

Interest expense	69	85
Other (income) expense	(8)	26

Net income	$252	$187

Basic and diluted net income per share:	$0.25	$0.19

Weighted average common shares outstanding-basic	995,468	995,135
Weighted average common shares outstanding-diluted	997,751	995,135

See accompanying notes to unaudited consolidated financial statements.

4

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Six Months Ended

	November 30,	November 30,
	2012	2011

Revenue:
Products	$693	$636
Services	2,359	2,633
Royalties from sale of patents	290	-
Total revenue	3,342	3,269

Cost of revenue:
Products	49	16
Services	631	684
Total cost of revenue	680	700

Gross margin	2,662	2,569

Research and development expenses	567	720
Selling, general and administrative expenses	1,547	1,427

Operating income	548	422

Interest expense	134	176
Other (income) expense	(11)	6

Net income	$425	$240

Basic and diluted net income per share:	$0.43	$0.24

Weighted average common shares outstanding-basic	995,295	995,135
Weighted average common shares outstanding-diluted	996,572	995,135

See accompanying notes to unaudited consolidated financial statements.

5

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF

COMPREHENSIVE INCOME (UNAUDITED)

	(in thousands)
	For the Three Months Ended

	November 30,	November 30,
	2012	2011

Net income	$252	$187

Other comprehensive income:
Foreign currency translation adjustment	12	(7)

Total other comprehensive income	12	(7)

Comprehensive income	$264	$180

See accompanying notes to unaudited consolidated financial statements.

6

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF

COMPREHENSIVE INCOME (UNAUDITED)

	(in thousands)
	For the Six Months Ended

	November 30,	November 30,
	2012	2011

Net income	$425	$240

Other comprehensive income:
Foreign currency translation adjustment	6	(29)

Total other comprehensive income	6	(29)

Comprehensive income	$431	$211

See accompanying notes to unaudited consolidated financial statements.

7

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	( in thousands)
	For the Six Months Ended

	November 30,	November 30,
	2012	2011
Cash flows from operating activities:
Net income	$425	$240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	102	75
Stock-based compensation	4	4
Change in current assets and liabilities:
Accounts receivable	(303)	33
Prepaid expenses and other assets	48	89
Accounts payable, accrued expenses and other liabilities	(2)	(506)
Deferred maintenance revenue	(630)	(678)
Total adjustments	(781)	(983)
Net cash used in operating activities	(356)	(743)

Cash flows from investing activities:
Collection of note receivable from sale of product line	-	75
Capitalized software development costs	(159)	-
Capitalized patent costs	(6)	-
Capital expenditures	(2)	(4)
Net cash provided by (used in) investing activities	(167)	71

Cash flows from financing activities:
Cost of issuance of common stock	-	(95)
Proceeds from issuance of redeemable common stock, net of issuance costs	98	-
Borrowings under debt agreements	300	-
Repayment under debt agreements	(360)	(360)
Repayments under capital lease	(4)	(3)
Net cash provided by (used in) financing activities	34	(458)

Effect of exchange rates on cash	3	(24)
Decrease in cash and cash equivalents	(486)	(1,154)
Cash and cash equivalents, beginning of period	595	1,586
Cash and cash equivalents, end of period	$109	$432

Supplemental disclosures of cash flow information:
Interest paid	$84	$132
Taxes paid	$2	$3

Supplemental disclosures of noncash investing and financing activities:
Purchase of property and equipment under capital lease	$53	$-
Accretion of redeemable common stock	$36	$-

See accompanying notes to unaudited consolidated financial statements

8

SOFTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

A.

Description of the Business and Basis of Presentation

SofTech, Inc. (the “Company”) was formed in Massachusetts on June 10, 1969. The Company is engaged in the development, marketing, distribution and support of computer software solutions that serve the Product Lifecycle Management (“PLM”) industry. These solutions include software technology offerings for computer aided design as well as product data/lifecycle management and collaboration technologies, all of which fit under the broadly defined PLM industry. The Company’s operations are organized geographically with offices in the U.S. and European sales and customer support offices in Germany and Italy. The Company also has resellers in Asia and Europe.

Since the Recapitalization Transaction described hereunder, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc., Workgroup Technology Corporation, SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission without audit; however, in the opinion of management, the information presented reflects all adjustments which are of a normal recurring nature and elimination of intercompany transactions which are necessary to present fairly the Company’s financial position and results of operations. It is recommended that these consolidated condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company’s fiscal 2012 results included in the previously filed Form 10-K.

RECAPITALIZATION TRANSACTION

In March 2011, a transaction was completed (the “Recapitalization Transaction”) in which the Company:

•

issued an aggregate of 384,588 shares of common stock for an aggregate purchase price of $421,765, in a private placement transaction to eight investors;

•

consummated a $2.9 million term loan and a $300,000 line of credit from One Conant Capital, LLC, a subsidiary of People’s United Bank; and

•

consummated an agreement with Greenleaf Capital, Inc. (“Greenleaf”), the Company’s sole debt provider and largest shareholder at the time, whereby they accepted $2,750,000 in cash and a $250,000 subordinated note in complete settlement of the $10.6 million of indebtedness then due under its loan agreements with the Company.

Upon consummation of the Recapitalization Transaction, the board of directors and chief executive officer were replaced.

RESUMPTION OF PUBLIC COMPANY REPORTING STATUS

In December 2011, in connection with the effectiveness of our registration statement (333-174818), we became subject again to the public reporting requirements under the Exchange Act.

B.

Significant Accounting Policies

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates included in the financial statements pertain to revenue recognition, the allowance for doubtful accounts receivable, and the valuation of long term assets including goodwill, intangibles, capitalized software development costs and deferred tax assets. Actual results could differ from those estimates.

9

REVENUE RECOGNITION

We follow the provisions of the Accounting Standards Codification (“ASC”) 985, Software for transactions involving the licensing of software and software support services. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements, using the residual method set forth in ASC 985. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

We follow the provisions of ASC 605, Revenue Recognition for transactions that do not involve the licensing of software or software support services as in the case of the recent sale of our patents. Revenue from the sale of patents is recorded when persuasive evidence of an arrangement exists, delivery has taken place and a fixed fee and collectability has been determined. These conditions are no different from those when we license software. For multiple element arrangements, however, under ASC 605, total fees are allocated to each of the elements based upon the relative selling price method. Under that method the allocation of fees to the undelivered elements is based on VSOE, or if it doesn’t exist, then based on third party evidence of selling price. If neither exists, then the allocation is based on management’s best estimate of the selling price.

SOFTWARE DEVELOPMENT COSTS

The Company accounts for its software development costs in accordance with 985-20, Costs of Computer Software to Be Sold, Leased or Marketed.  Costs that are incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product.  Once technological feasibility is established, software development costs are capitalized until the product is available for general release to customers.  Such costs are amortized using the straight-line method over the estimated economic life of the product, generally three years.  The Company evaluates the realizability of the assets and the related periods of amortization on a regular basis.  Judgment is required in determining when technological feasibility of a product is established as well as its economic life.

During the three and six month periods ended November 30, 2012, the Company capitalized approximately $48,000 and $159,000, respectively, of software development costs related to new products. Amortization expense related to capitalized software development for the three and six month periods ending November 30, 2012 was approximately $16,000 and $28,000, respectively.  The Company did not capitalize any software development costs for the comparable periods in fiscal 2012.

DEBT ISSUANCE COSTS

The Company capitalizes the direct costs associated with entering into debt agreements and amortizes those costs over the life of the debt agreement.  During fiscal 2011, the Company incurred total costs of approximately $330,000 in connection with entering into the debt agreement with People’s United Bank and its subsidiary, One Conant Capital, LLC.  These costs have been capitalized and are being amortized over the three year life of the loan.  Amortization expense related to debt issuance costs for the three and six month periods ended November 30, 2012 was approximately $29,000 and $59,000, respectively, as compared to approximately $29,000 and $57,000 for the comparable periods in the prior fiscal year.

ACCOUNTING FOR GOODWILL

The Company accounts for goodwill pursuant to the provisions of the ASC 350, Intangibles – Goodwill and Other. This requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement’s criteria.

As of May 31, 2012, the Company conducted its annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of its single reporting unit. The Company determined that the fair value of the reporting unit exceeded the carrying amount of the assets and liabilities, therefore no impairment existed as of the testing date. The Company concluded that no facts or circumstances arose during the three months ended November 30, 2012 to warrant interim impairment testing.

10

CAPITALIZED PATENT COSTS

Costs related to patent applications are capitalized as incurred and are amortized once the patent application is accepted or are expensed if the application is finally rejected.  Patent costs are amortized over their estimated economic lives under the straight-line method, and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable through the estimated undiscounted future cash flows from the use of the associated patent. Capitalized patent costs totaled approximately $230 and $6,000, respectively, for the three and six month periods ending November 30, 2012.  The Company did not capitalize any patent costs during the three and six month periods ended November 30, 2011.

LONG-LIVED ASSETS

The Company periodically reviews the carrying value of all intangible and other long-lived assets. If indicators of impairment exist, the Company compares the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of November 30, 2012, the Company does not have any long-lived assets it considers to be impaired.

STOCK BASED COMPENSATION

Stock-based compensation expense for all stock-based payment awards made to employees and directors is measured based on the grant-date fair value of the award. The Company estimated the fair value of each share-based award using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award.

The Company’s 1994 Stock Option Plan provided for the granting of stock options at an exercise price not less than fair market value of the stock on the date of the grant and with vesting schedules as determined by the Board of Directors. No new options could be granted under the Plan after fiscal year 2004 and all stock options had vested prior to May 31, 2009. During fiscal 2012, all options awarded under the 1994 Stock Option Plan had expired. In May 2011, the 2011 Equity Incentive Plan (the “2011 Plan”) was approved by the Company’s shareholders, pursuant to which 150,000 shares of our common shares are reserved for issuance. Additionally, any future shares subject to any award under the 2011 Plan that expires, is terminated unexercised or is forfeited will be available for awards under the 2011 Plan. The Company may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan. As of November 30, 2012, 10,000 options were awarded and outstanding under the 2011 Plan.

The following table summarizes option activity under the 1994 Stock Option Plan and 2011 Plan:

		Weighted	Weighted-
		Average	Average
	Number of	Exercise Price	Remaining	Aggregate
	Options	Per Share	Life (in years)	Intrinsic Value

Outstanding options at May 31, 2011	1,350	$1.80	0.50	$810
Granted	10,000	2.40	10.00	-
Exercised	-	-	-	-
Forfeited or expired	(1,350)	0.86	-	-

Outstanding options at May 31, 2012	10,000	2.40	9.02	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-

Outstanding options at November 30, 2012	10,000	$2.40	8.52	$6,000

Exercisable at November 30, 2012	3,889	$2.40	8.52	$2,836

The Company determined the volatility for options granted during the fiscal year ended May 31, 2012 using the historical volatility of the Company’s common stock. The expected life of options has been determined utilizing the “simplified” method as prescribed in ASC 718 Compensation, Stock Compensation. The expected life represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

11

For the three and six month periods ended November 30, 2012 and 2011, the Company expensed approximately $2,000 and $4,000, respectively, of stock-based compensation. The weighted-average fair value of the 10,000 options granted in fiscal 2012 was estimated as $2.35 per share on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Expected life	5.77 years
Assumed annual dividend growth rate	0%
Expected volatility	188%
Risk free interest rate	1.86%

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s foreign operations (Germany and Italy) is the Euro. As a result, assets and liabilities are translated at period-end exchange rates and revenues and expenses are translated at the average exchange rates. Adjustments resulting from translation of such financial statements are classified in accumulated other comprehensive income (loss). Foreign currency gains and losses arising from transactions were included in operations in the three and six month periods November 30, 2012 and 2011. For the three and six month periods ended November 30, 2012, the Company recorded a net (gain) loss from foreign currency related transactions of approximately ($8,000) and ($11,000), respectively, as compared to approximately $26,000 and $6,000 for the comparable periods in the prior fiscal year, to Other (income) expense in the Consolidated Condensed Statements of Operations.

INCOME TAXES

The provision for income taxes is based on the earnings or losses reported in the consolidated financial statements. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

BALANCE SHEET COMPONENTS

Details of certain balance sheet captions are as follows:

	November 30, 2012	May 31, 2012
	(Amounts in thousands)

Property and equipment	$2,202	$2,125
Accumulated depreciation and amortization	(2,119)	(2,083)
Property and equipment, net	$83	$42

REEDEMABLE COMMON STOCK

In November 2012, the Company issued 20,000 shares of common stock, $.10 par value (the” Common Stock”) at a purchase price of $5.00 per share to accredited investors (collectively, the “Investors”) in separate private placement transactions for total proceeds of $100,000. These transactions were completed pursuant to a Securities Purchase Agreement (the “Agreement”) which the Company entered into with each of the respective Investors. In lieu of registration rights, each $25,000 investment entitles the Investors to a fee of $6,000 (the “Fee”) to be paid in six equal quarterly installments during the eighteen month period (the “Payment Period”) following the investment.  The Agreement also provides the Investors with the right to require the Company to redeem the Common Stock held by such Investors (the “Put Option”) for $5.50 per share in cash for a 30 day period following the Payment Period.

The Company first assessed the redeemable Common Stock to determine if the instrument should be accounted for as a liability in accordance with ASC 480. In that the Put Option is optionally redeemable by the holder, the Common Stock was not required to be accounted for as a liability. Next, the Company assessed the Put Option within the redeemable Common Stock as a potential embedded derivative pursuant to the provisions of ASC 815, Derivatives and Hedging, and concluded that the Put Option did not meet the net settlement criteria within the definition of a derivative. Therefore, the Company has accounted for the Common Stock issued pursuant to Agreement in accordance with ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities, which provides that securities that are optionally redeemable by the holder for cash or other assets are classified outside of permanent equity in temporary equity. The 20,000 shares of Common Stock issued pursuant to the Agreement were recorded as redeemable common stock at an initial carrying value of $74,000. This amount is equal to the gross proceeds of $100,000, less $2,000 in issuance costs related to legal fees and the $24,000 Fee, which has been included in other liabilities. The Company elected to record the Common Stock at its redemption value of $110,000 immediately and accordingly recorded accretion of $36,000 to additional paid in capital during the period ended November 30, 2012.

12

NET INCOME PER COMMON SHARE

Basic and diluted net income per share are computed by dividing the net income by the weighted-average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted-average number of common and equivalent dilutive common shares outstanding.  For periods in which losses are reported potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share because the effect is antidilutive.

The following table details the derivation of weighted average shares outstanding used in the calculation of basic and diluted net income for each period:

	For the Three Months Ended
	November 30, 2012	November 30, 2011
	(amounts in thousands)

Net income available to common shareholders	$252	$187

Weighted average number of common shares outstanding
used in calculation of basic earnings per share	995,468	995,135
Incremental shares from the assumed exercise of
dilutive stock options	2,283	-

Weighted average number of common shares
outstanding used in calculating diluted earnings
per share	997,751	995,135

	For the Six Months Ended
	November 30, 2012	November 30, 2011
	(amounts in thousands)

Net income available to common shareholders	$425	$240

Weighted average number of common shares outstanding
used in calculation of basic earnings per share	995,295	995,135
Incremental shares from the assumed exercise of
dilutive stock options	1,277	-

Weighted average number of common shares
outstanding used in calculating diluted earnings
per share	996,572	995,135

For the three and six month periods ended November 30, 2012, all options were included in the above calculation.  For both the three and six month periods ended November 30, 2011, 10,000 options to purchase common shares were anti-dilutive and were excluded from the above calculation.

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C. Segment Information

The Company operates in one reportable segment and is engaged in the development, marketing, distribution and support of computer aided design and product data management and collaboration computer solutions. The Company’s operations are organized geographically with offices in the U.S. and foreign offices in Germany and Italy. Components of revenue and long-lived assets (consisting primarily of intangible assets, capitalized software and property, plant and equipment) by geographic location, are as follows (in thousands):

	Three Month Periods Ended
Revenue:	November 30, 2012	November 30, 2011
North America	$1,215	$1,298
Europe	604	494
Asia	120	193
Eliminations	(167)	(280)
Consolidated Total	$1,772	$1,705

	Six Month Periods Ended
Revenue:	November 30, 2012	November 30, 2011
North America	$2,413	$2,385
Europe	937	889
Asia	286	324
Eliminations	(294)	(329)
Consolidated Total	$3,342	$3,269

Long Lived Assets:	As of November 30, 2012	As of May 31, 2012
North America	$4,897	$4,769
Europe	118	119
Consolidated Total	$5,015	$4,888

D.  Note Receivable

Joseph Mullaney, the Company’s CEO, was extended a non-interest bearing note in the amount of $134,000 related to a stock transaction in May, 1998. The note is partially secured by the Company stock acquired in that transaction. The Company has accounted for the note as a fixed arrangement.

E.  Rights Agreement

On February 3, 2012, the Company entered into a Rights Agreement with Registrar and Transfer Company, as Rights Agent, dated as of February 3, 2012 (the “Rights Agreement”). By adopting the Rights Agreement, the Board of Directors was seeking to protect the Company’s ability to carry forward its net operating losses and certain other tax attributes (collectively, “NOLs”). The Company has experienced and may continue to experience substantial operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. These NOLs are a valuable asset of the Company, which may inure to the benefit of the Company and its shareholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could significantly impair the value of the Company’s NOL asset. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. An NOL rights agreement like the Rights Agreement with a 4.99% “trigger” threshold is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of common stock without the approval of the Board of Directors. This would protect the Company’s NOL asset because changes in ownership by a person owning less than 4.99% of the common stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock, par value $.10 per share, of the Company. The dividend was issued on February 15, 2012 to the stockholders of record on February 15, 2012. Each Right entitles the registered holder to purchase from the Company one share of common stock in certain circumstances at a price of $5.00 per share of common stock, subject to adjustment.

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In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the purchase price of the Right.

F. Sale of Patents

In June 2012, the Company sold to an unrelated third party (the “Buyer”) its rights, title and interests in three of its U.S. patents (the “Patents”) all entitled Method and System for Design and Drafting in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”). These Patents were derived from our development work related to our CADRA product line and the inventions are a key, time saving feature within that technology offering. The Company received a limited, non-exclusive, royalty-free license under the Patents to make, use, offer to sell, or sell our products or services.

In September 2012, the Patent agreement was amended to include two other U.S. patents (“Additional Patents”) both entitled Product Development System and Method Using Integrated Process and Data Management. These Additional Patents were derived from the development work related to our ProductCenter product line and are a core and essential capability within that product offering. The Company received a limited, non-exclusive, royalty-free license under the Additional Patents to make, use, offer to sell or sell our products or services. As a result of the amendment, the Initial Payment was increased by $100,000.

The agreement gives the Buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents, the Company is due 30% of the net proceeds (the “Net Proceeds”), as defined in the agreement. The Initial Payment shall be reimbursable from Net Proceeds to the extent any are due. There can be no assurance that the Company will derive any additional monies from the Patents, however.

The sale of the Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means of monetizing the Patents to third parties. The allocation of the Initial Payment to the patent and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $290,000; and Support Services - $10,000. Additional monies due the Company in the form of royalties from its 30% share of Net Proceeds will be recorded in the quarterly period in which the Buyer notifies the Company such payments are due. Such notification and payment, if any, are due thirty calendar days after the end of each calendar quarter. The revenue allocated to support services has been deferred and will be recognized as revenue when the services are performed.  There can be no assurance that the Company will derive any other monies from the Additional Patents, however.

The Company retained its three U.S. patent applications that it acquired or filed since the Recapitalization Transaction in March 2011. These patent applications were not included in the above described agreement. The Company expects to be actively engaged with the U.S. Patent and Trademark Office for the foreseeable future with regard to those filings.

G. Subsequent Events

The Company has evaluated all events and transactions that occurred after the balance sheet and through the date that the financial statements were available to be issued.

In December 2012, the Company issued an additional 25,000 shares of Common Stock at a purchase price of $5.00 per share to an existing shareholder in a private placement transaction for total proceeds of $125,000.  This transaction was completed pursuant to a Securities Purchase Agreement with the same terms as the November 2012 private placement transactions described herein.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “should,” “could,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These statements are only predictions and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed. You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including our ability to:

•

generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives;

•

maintain good relationships with our bank;

•

comply with the covenant requirements of our loan agreement;

•

successfully introduce and attain market acceptance of any new products and/or enhancements of existing products;

•

attract and retain qualified personnel;

•

prevent obsolescence of our technologies;

•

maintain agreements with our critical software vendors;

•

secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and

•

secure new business, both from existing and new customers.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. References in this prospectus to the “Company,” “we,” “our,” and “us” refer to the registrant, SofTech, Inc., and its wholly owned subsidiaries.

The following discussion and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included in the previously filed Form 10-K.  This discussion includes forward-looking statements that involve risk and uncertainties.

Overview

We operate in one reportable segment and are engaged in the development, marketing, distribution and support of computer software solutions that enable companies to manage the entire lifecycle of their products from conception through design and manufacture, to service and disposal, all of which is known in the industry as Product Lifecycle Management (“PLM”). These solutions include software technology offerings for Computer Aided Design (“CAD”), Product Data Management (“PDM”) and Collaboration technologies, all of which fit under the broadly defined PLM industry. Our operations are organized geographically in the U.S. and Europe. We have sales and customer support offices in the U.S., Germany and Italy. We also operate through resellers in Europe and Asia. Components of revenue and long-lived assets by geographic location are outlined in Note E to the consolidated financial statements for the fiscal year ended May 31, 2012.

Since the Recapitalization Transaction described in Note A to the condensed Consolidated Financial Statements herein, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

Revenue from our ProductCenter technology has been experiencing year over year revenue declines for six consecutive fiscal years due to several factors. In July 2007, Parametric Technology Corporation “PTC” informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008.  We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering.  In addition to the PTC partnership termination, ProductCenter revenue has been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions. Since PTC’s decision we have focused on offering ProductCenter to the mid-range CAD market and we are exploring other opportunities to broaden the addressable market for this product.

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For more than a decade through fiscal 2010, we had also experienced revenue declines in our CADRA product line. CADRA, which we acquired in 1998, is a 2D technology that was first introduced in the early 1980’s. The revenue declines were due to the age of the product, the introduction of robust 3D solutions for less than $5,000 per unit and the dominance of AutoCAD in the 2D market, a product offered by Autodesk. However, over the last two fiscal years CADRA revenue has increased primarily driven by our existing non-maintenance CADRA customers that have had to repurchase licenses due to the upgrade of their operating system. Older versions of CADRA do not function properly on the Windows 7 operating system. We anticipate the general declining revenue trends in the CADRA product line will continue although these declines may be mitigated for several years by our customers upgrading their operating systems which may require purchases of new CADRA licenses.

Recent Events

Recapitalization Transaction

In March 2011, a transaction was completed (the “Recapitalization Transaction”) in which the Company:

•

issued an aggregate of 384,588 shares of common stock for an aggregate purchase price of $421,765, in a private placement transaction to eight investors;

•

consummated a $2.9 million term loan and a $300,000 line of credit from One Conant Capital, LLC, a subsidiary of People’s United Bank; and

•

consummated an agreement with Greenleaf Capital, Inc. (“Greenleaf”), the Company’s sole debt provider and largest shareholder at the time, whereby they accepted $2,750,000 in cash and a $250,000 subordinated note in complete settlement of the $10.6 million of indebtedness then due under its loan agreements with the Company.

Upon consummation of the Recapitalization transaction, the board of directors and chief executive officer were replaced.

Critical Accounting Policies and Significant Judgments and Estimates

The Securities and Exchange Commission (“SEC”) issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require the application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described in Note B to the consolidated financial statements for the fiscal year ended May 31, 2012 included in our previously filed Form 10-K. There have been no changes to the policies for the three months ended November 30, 2012.

Results of Operations

Three and Six Months Ended November 30, 2012, as Compared to Three and Six Months Ended November 30, 2011

The table below presents the comparative income statements for the three month periods ended November 30, 2012 and November 30, 2011 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	November 30, 2012	November 30, 2011	Change in $	Change in %
Revenue:
Products	$478	$333	$145	$43.5%
Services	1,194	1,372	(178)	(13.0)
Royalties from sale of patents	100	-	100	-
Total revenue	1,772	1,705	67	3.9

Cost of revenue:
Products	24	8	16	200.0
Services	323	344	(21)	(6.1)
Total cost of revenue	347	352	(5)	(1.4)

Gross margin	1,425	1,353	72	5.3

Research and development expenses	323	337	(14)	(4.2)
Selling, general and administration expenses	789	718	71	9.9

Operating income	313	298	15	5.0

Interest expense	69	82	(13)	(15.9)
Other (income) expense	(8)	29	(37)	(127.6)

Net income	$252	$187	$65	34.8%

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The table below presents the comparative income statements for the six month periods ended November 30, 2012 and November 30, 2011 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	November 30, 2012	November 30, 2011	Change in $	Change in %
Revenue:
Products	$693	$636	$57	9.0%
Services	2,359	2,633	(274)	(10.4)
Royalties from sale of patents	290	-	290	-
Total revenue	3,342	3,269	73	2.2

Cost of revenue:
Products	49	16	33	206.3
Services	631	684	(53)	(7.7)
Total cost of revenue	680	700	(20)	(2.9)

Gross margin	2,662	2,569	93	3.6

Research and development expenses	567	720	(153)	(21.3)
Selling, general and administration expenses	1,547	1,427	120	8.4

Operating income	548	422	126	29.9

Interest expense	134	170	(36)	(21.2)
Other (income) expense	(11)	12	(23)	(191.7)

Net income	$425	$240	$185	77.1%

The table below presents the relationship, expressed as a percentage, between income and expense items and total revenue, for the three month periods ended November 30, 2012 and November 30, 2011:

Items as a percentage of revenue
	November 30,	November 30,
	2012	2011
Revenue:
Products	27.0%	19.5%
Services	67.4	80.5
Royalties from sale of patents	5.6	-
Total revenue	100.0	100.0

Cost of revenue:
Products	1.4	0.5
Services	18.2	20.2
Total cost of revenue	19.6	20.7

Gross margin	80.4	79.3

Research and development expenses	18.2	19.8
Selling, general and administrative expenses	44.5	42.1

Operating income	17.7	17.4

Interest expense	3.9	4.8
Other (income) expense	(0.5)	1.7

Net income	14.2%	10.9%

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The table below presents the relationship, expressed as a percentage, between income and expense items and total revenue, for the six month periods ended November 30, 2012 and November 30, 2011:

Items as a percentage of revenue
	November 30,	November 30,
	2012	2011
Revenue:
Products	20.7%	19.5%
Services	70.6	80.5
Royalties from sale of patents	8.7	-
Total revenue	100.0	100.0

Cost of revenue:
Products	1.4	0.5
Services	18.9	20.9
Total cost of revenue	20.3	21.4

Gross margin	79.7	78.6

Research and development expenses	17.0	22.0
Selling, general and administrative expenses	46.3	43.7

Operating income	16.4	12.9

Interest expense	4.0	5.2
Other (income) expense	(0.3)	0.4

Net income	12.7%	7.3%

Revenue

The following table summarizes total revenue by product line for the three month periods ended November 30, 2012 and November 30, 2011 (in thousands, except percentages):

	November 30,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$766	$868	$(102)	(11.8)%
CADRA	898	815	83	10.2
Royalties from sale of patents	100	-	100	-
Other	8	22	(14)	(63.6)
Total	$1,772	$1,705	$67	3.9%

The following table summarizes total revenue by product line for the six month periods ended November 30, 2012 and November 30, 2011 (in thousands, except percentages):

	November 30,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$1,482	$1,683	$(201)	(11.9)%
CADRA	1,536	1,540	(4)	(0.3)
Royalties from sale of patents	290	-	290	-
Other	34	46	(12)	(26.1)
Total	$3,342	$3,269	$73	2.2%

The product line revenue is further broken down by revenue type hereunder with explanations for changes in the current quarter compared to the same period in fiscal 2012.

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Product Revenue

Product revenue for the three and six month periods ended November 30, 2012 was approximately $478,000 and $693,000, respectively, as compared to approximately $333,000 and $636,000 for the same period in the prior fiscal year. The table below details product revenue by product line for the three month periods ended November 30, 2012 and 2011 (in thousands, except percentages):

	November 30,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$45	$119	$(74)	(62.2)%
CADRA	433	200	233	116.5
Other	-	14	(14)	-
Total	$478	$333	$145	43.5%

The table below details product revenue by product line for the six month periods ended November 30, 2012 and 2011 (in thousands, except percentages):

	November 30,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$62	$191	$(129)	(67.5)%
CADRA	613	417	196	47.0
Other	18	28	(10)	(35.7)
Total	$693	$636	$57	9.0%

Our ProductCenter technology is a server based solution that is often evaluated over an extended period of time by customers prior to purchase due to its importance to an enterprise, the various functions within the enterprise that are impacted by the purchase decision and the other systems within an enterprise it may need to communicate with. It is also a purchase that can be deferred. In addition to the long sales cycle, the offerings of competitive products from proprietary CAD vendors have improved over the last several years. The poor economic conditions of the last two years have also reduced demand within our customer base for expansion of users. All of these factors together with the loss of the PTC Partnership Program in 2008 have contributed to significantly reduced product revenue for this technology from fiscal 2009 through 2012. During that same time period new customer wins were nominal and have fluctuated dramatically from one quarter to the next.

Our product revenue for ProductCenter for the current quarter was below expectation and a slight improvement from the prior quarter, however, the number and dollar value of proposals, including several new customers and expansion opportunities within our customer base, in the near term sales pipeline have been the strongest since the completion of the Recapitalization Transaction.  For all of the aforementioned reasons, estimating the receipt of customer orders is difficult but we are reasonably optimistic that we will grow our year over year product revenue for this technology offering.

Our CADRA technology is a desktop solution. The CADRA product revenue growth in the current quarter of more than 100% compared to the same period in the prior fiscal year was the result of a major expansion in the use of this technology by a long time European customer.

Service Revenue

Our service revenue is composed of both annual software maintenance contracts for previously licensed technology for both of our product lines and consulting revenue generated primarily from our ProductCenter technology. The table below summarizes service revenue by product line for the three months ended November 30, 2012 and 2011 (in thousands, except percentages):

	November 30,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$721	$749	$(28)	(3.7)%
CADRA	465	615	(150)	(24.4)
Other	8	8	-	-
Total	$1,194	$1,372	$(178)	(13.0)%

The table below summarizes service revenue by product line for the six months ended November 30, 2012 and 2011 (in thousands, except percentages):

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	November 30,
	2012	2011	$ Change	% Change
Product Line
ProductCenter	$1,420	$1,492	$(72)	(4.8)%
CADRA	923	1,123	(200)	(17.8)
Other	16	18	(2)	(11.1)
Total	$2,359	$2,633	$(274)	(10.4)%

Maintenance revenue was approximately $1.0 million and $2.0 million for the three and six month periods ended November 30, 2012, respectively, as compared to approximately $1.2 million and $2.2 million for the same period in the prior fiscal year. ProductCenter maintenance revenue was down approximately 12% and 10% for the three and six month periods ended November 30, 2012, respectively, compared to the periods in the prior fiscal year due primarily to the loss of a few maintenance customers during fiscal year 2012 that have not been replaced with new maintenance customers in 2013. CADRA maintenance revenue for the three and six month periods ended November 30, 2012 decreased by approximately 23.4% and 17.0%, respectively, compared to the prior fiscal year. During the quarter ended November 30, 2011, we recognized approximately $85,000 of maintenance revenue for services performed for the period from January through August 2011 for a European customer that was late in submitting a purchase order. The remaining decline in maintenance revenue of 10% for both of the three and six month periods ended November 30, 2012 as compared to the same periods in the prior fiscal year was due to continued decline in the CADRA maintenance base particularly in North America, a steady trend for the last several years.

Consulting revenue was approximately $225,000 and $416,000 for the three and six months ended November 30, 2012, respectively, an increase of approximately 14.8% and 6.4% from the same periods in the prior fiscal year. More than 90% of the consulting revenue is generated from professional services provided to our ProductCenter customer base.  The increased consulting revenue experienced in fiscal 2013 was due to a combination of new projects from our existing customers as well as several projects originating from our recently announced technology partnerships.

Royalties from sale of patents

Royalties from sale of patents was approximately $100,000 and $290,000 for the three and six months ended November 30, 2012, respectively.

Since the Recapitalization Transaction, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

In June 2012 the Company sold its rights, title and interests in three of its U.S. patents (“Patents”) in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”) and in September 2012, the agreement was amended to include two other U.S. patents (“Additional Patents”) and the Initial Payment was increased by $100,000.  The agreement gives the Buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents, the Company is due 30% of the net proceeds (the “Net Proceeds”), as defined in the agreement. The Initial Payment shall be reimbursable from Net Proceeds to the extent any are due. There can be no assurance that the Company will derive any additional monies from the Patents, however.

The sale of the Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means on monetizing the "Patents" to third parties. The allocation of the Initial Payment to the patent and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $290,000; and Support Services - $10,000. The revenue allocated to support services has been deferred and will be recognized as revenue when the services are performed.

Gross Margin

Gross margin as a percentage of revenue was approximately 80.4% and 79.7% for the three and six month periods ended November 30, 2012, respectively, as compared to approximately 79.4% and 78.6% in the same periods in the prior fiscal year. The increase in gross margin was due to a reduction in the cost of service revenue in fiscal year 2013 as compared to the same periods in the prior fiscal year as some resources that have historically been focused on performing training, implementation and other consulting tasks were allocated to other development tasks that are not yet revenue generating.

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Research and Development Expenses

Research and development expenses were approximately $323,000 and $567,000 for the three and six month periods ended November 30, 2012, respectively, as compared to approximately $337,000 and $720,000 in the comparable periods in fiscal 2012. Since the March 2011 Recapitalization Transaction we have invested in the development of new products that have the potential for generating new revenue streams. During some phases of the development of those new products certain costs are capitalizable. During the three and six month periods ended November 30, 2012 approximately $48,000 and $159,000, respectively, was capitalized related to these investments.  No development costs were capitalized in fiscal 2012. In addition, during the first quarter of the prior year we had spending of approximately $60,000 related to third party development resources that have not been utilized since that time.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $789,000 and $1.5 million for the three and six month periods ended November 30, 2012, respectively, as compared to approximately $718,000 and $1.4 million for the comparable periods in fiscal year 2012. This increase in spending was due primarily to increased professional fees incurred during the first half of fiscal 2013 compared to the same period in the prior fiscal year.

Interest Expense

Interest expense for the three and six month periods ended November 30, 2012 was approximately $69,000 and $134,000, respectively, as compared to approximately $85,000 and $176,000 for the comparable periods in the prior fiscal year. This decrease was due to the paydown of debt principal by nearly $800,000 during the last twelve months which reduced our borrowing costs.

Net Income

Net income for the three and six month periods ended November 30, 2012 was approximately $252,000 and $425,000 or $.25 and $.43 per share, respectively, as compared to approximately $187,000 and $240,000 or $.19 and $.24 per share for the comparable periods in the prior fiscal year.

Liquidity and Capital Resources

During the six month periods ended November 30, 2012, the net cash used in operating activities totaled approximately $356,000. Net income adjusted for non-cash expenditures generated approximately $531,000 which was offset by an increase in accounts receivable of approximately $303,000 and a decrease of approximately $630,000 in deferred maintenance revenue liability. The increase in accounts receivable was due to an increase in our second quarter’s revenue compared to the fourth quarter of fiscal year 2012 of approximately $266,000. The decrease in deferred maintenance revenue is the result of the uneven billing cycle for annual maintenance contracts that are at the lowest point in the first half of the fiscal year and peaks in the December to February time period.

Net cash used in investing activities for the six months ended November 30, 2012 was approximately $167,000 primarily composed of capitalized software development costs related to new products.

Net cash provided by financing activities totaled approximately $34,000 composed primarily of $360,000 of scheduled principal repayments on our debt facility offset by borrowing on our line of credit and the proceeds of $100,000 from the sale of Common Stock.

In November 2012 the Board of Directors approved the sale of up to 10% (such amount equaling 99,500 shares) of the Company’s outstanding common stock, $.10 par value (the “Common Stock”) in private placements to accredited investors (collectively the “Investors”) at $5.00 per share in increments of 5,000 shares (a “Bundle”). Each Bundle shall give the Investors the right to payments totaling $6,000 to be paid in six equal quarterly increments in the eighteen month period following the purchase (the “Payment Period”). During the thirty day period following the Payment Period the Investors shall have the right to require the Company to repurchase the Common Stock acquired in this private placement at $5.50 per share.

In November 2012, the Company sold 20,000 share of Common Stock in exchange for $100,000 to three existing shareholders and in December 2012 sold an additional 25,000 shares of Common Stock in exchange for $125,000 to an existing shareholder under this arrangement. The Company intends to use the proceeds for working capital and other general corporate purposes.

The Company does not believe that the issuance of such shares will restrict the Company’s ability to utilize its net operating losses. Accordingly, the Board of Directors of the Company approved in advance the purchase of the shares by the Investors in these transactions as “Exempt Transactions” as defined in Section 1(o) of the Company’s Rights Agreement, dated February 3, 2012, between the Company and the Registrar and Transfer Company.

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Sources of Cash

As of November 30, 2012, we had cash on hand of approximately $109,000, a decrease of approximately $486,000 from May 31, 2012. The Company’s net income adjusted for non-cash expenses together with its $595,000 in cash at the beginning of the fiscal year, its $300,000 line of credit and the proceeds from the sale of Common Stock provided the liquidity to fund the above described cash utilization.

A majority of the Company’s revenue derives from annual software maintenance agreements with its customers that previously licensed its technology. Approximately 32% of those maintenance contracts renew during the months of January and February. The Company’s first and second quarter maintenance renewals total only 34% of the annual maintenance billings. As a result, the Company’s operating activities historically use cash during Q1 and Q2 and provide cash in Q3 and Q4.

The Company believes that its available cash, line of credit and cash provided by operations will be sufficient to meet its capital needs for at least the next twelve months.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of the SEC’s Regulation S-K.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

This Item is not applicable because we are a “smaller reporting company,” as defined by applicable SEC regulation.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures. We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Securities Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours are designed to do, and we necessarily were required to apply our judgment in evaluating the cost-benefit relationship of possible changes or additions to our controls and procedures.

As of the end of the period covered by this report (November 30, 2012), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, of the effectiveness of the design and operation of the disclosure controls and procedures, as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective.

Changes in Internal Control Over Financial Reporting. There have been no changes in our internal control over financial reporting that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

23

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 1A. Risk Factors

Our business is subject to numerous risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Any or all of our forward-looking statements in the Quarterly Report on Form 10-Q and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Any factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can by guaranteed. Actual future results may differ materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

Continued revenue declines in our product lines may have a material adverse impact upon our business and overall financial performance.

We offer two product lines, ProductCenter and CADRA.  We have experienced consolidated revenue declines in each of our last six fiscal years.

Our ProductCenter technology, which we acquired in 2003, manages the engineering data and electronic files of discrete parts designed in third party proprietary design technologies offered primarily by SolidWorks, PTC and Autodesk. Revenue from our ProductCenter technology has been declining due to several factors. In July 2007, PTC informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008.  We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering.  In addition to the PTC partnership termination, ProductCenter revenues have been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions.

CADRA, which we acquired in 1998, is a 2D technology that was first introduced in the early 1980’s.  The 2D marketplace is dominated by AutoCAD, a product offered by Autodesk. Due to the age and market position of our CADRA product line, we make no attempt to find new customers for this product rather we have been focused on keeping our existing customers. As existing customers migrate to other solutions and/or reduce the use of CADRA, our revenue declines without any potential offsets from new accounts. CADRA product revenues are also negatively impacted by the newer 3D technologies available in the marketplace that have become more affordable and easier to use in the last 10 years. Given these factors, as well as the uncertain economic conditions, we do not believe the revenue growth experienced by CADRA over the last two fiscal years is sustainable.  This had been driven by non-maintenance CADRA users upgrading their operating systems thereby necessitating a CADRA purchase.

Significant future declines in our total revenues may have a material adverse impact upon our business and overall financial performance.

We compete against numerous technology companies in the mature PLM industry that are significantly larger and have vastly greater financial resources at their disposal.

Many of our competitors, including PTC, Dassault, Siemens and Autodesk, have substantially greater financial, technological, marketing, managerial and research and development resources and experience than we do and represent significant competition for us. Our competitors may succeed in developing competing technologies or products which may gain market acceptance more rapidly than our products. Existing or proposed products of our competitors may render our existing or proposed products noncompetitive or obsolete. If we are unable to compete successfully in the future, the competitive pressures that we face could adversely affect our profitability or financial performance.

24

Our agreements with certain critical software vendors may be terminated at will by the vendors.

We utilize third party vendors to provide certain software and utilities which enable us to continue to develop and support ProductCenter customers with their integrations from ProductCenter to their respective CAD solutions. These agreements are subject to termination at will by the vendors, and, if terminated, we would need to seek alternative methods of providing continuing support to our existing customers and an alternative solution to meet the needs of prospective customers, which could have a material adverse effect on future performance. For example, in July 2007, we were informed that our agreement with one such vendor, PTC, was not going to be extended beyond its renewal date of January 31, 2008. Thus the agreement with PTC has since expired. A significant number of our current ProductCenter customers utilize PTC’s Pro/ENGINEER integrator solution. We continue to support our current customers who are utilizing a Pro/ENGINEER integration solution with a customer specific consulting solution. While this customer specific consulting solution has allowed us to retain the majority of our customers utilizing Pro/ENGINEER as their CAD tool, it has precluded us from proposing our solution to new customers using that CAD technology. Our inability to offer our solution to new customers utilizing Pro/ENGINEER or similar restrictions that could result from any future terminations of similar agreements with other vendors could have an adverse effect on our future revenues.

We may not be able to generate sufficient positive cash flow in the future to fund our operations.

In addition to our bank financing, we are dependent upon cash flow from our business to fund our operations. It is our expectation that we can continue to improve our cash flows; however, there can be no assurances that we will be able to continue to do so. If we are unable to fund our operations from future cash flows, we will need to seek additional debt and/or equity financing, which may not be available on attractive terms, if at all, in which case there could be a material adverse effect on our results of operations and financial condition.

We are dependent on our borrowing facilities to meet our operating needs.

We continue to be dependent on our term loan and line of credit with our lender to meet our operating needs. Approximately 70% of our revenue is derived from annual maintenance renewal contracts that are billed and collected unevenly during the year. Our line of credit is an important component along with revenue from product sales and consulting activities for meeting our working capital needs especially during the first and second fiscal quarters when the annual maintenance collections are low.  If we are unable to access our borrowing facilities due to a default or any other reason we could be forced to curtail our operating activities which would have a material adverse effect on our financial condition and results of operations.

Failure to comply with financial covenants in our loan agreement could adversely affect us.

As of November 30, 2012, we had $1.89 million of outstanding indebtedness under our term loan with One Conant Capital, and have utilized the $300,000 available under our line of credit. This indebtedness is secured by all of our assets. Our loan agreement includes financial covenants which require us to maintain compliance with certain financial ratios during the term of the agreement. Failure to comply with the financial covenants is an event of default under the loan agreement. In an event of default, the lender has the right to accelerate repayment of all sums due, cease making additional advances under the line of credit and take any and all action, at its sole option, to collect monies owed to it, including to enforce and foreclose on its security interest on all of our assets.  If our lender were to accelerate our debt payments, our assets may not be sufficient to fully repay the debt and we may not be able to obtain capital from other sources at favorable terms or at all.

Prior to the Recapitalization Transaction described in “Management’s Discussion and Analysis of Financial Condition and Results from Operations” above, we defaulted on our previous debt arrangement with Greenleaf Capital, Inc. (“Greenleaf”).  Specifically, in June 2010, we failed to make the scheduled loan payments in accordance with our term loan and revolving line of credit with Greenleaf, our sole debt provider at the time, which triggered the default. In 1999, we defaulted on our loan facility with Imperial Bank for failure to meet required profit and cash flow thresholds. Subsequent to each of the aforementioned debt defaults, satisfactory repayment agreements were reached with each lender.

25

Our loan agreement imposes restrictions on our ability to take certain corporate actions and raise additional capital.

Our loan agreement contains numerous restrictions that limit our ability to undertake certain activities without the express prior written approval of the lender. These include, but are not limited to, restricting our ability to:

•

incur additional indebtedness;

•

pay or declare dividends;

•

enter into a business substantially different from existing operations;

•

issue or authorize any additional or new equity that will result in a change of control; and

•

take any corporate action outside the ordinary course of the business without the prior written approval of our lender.

These restrictions could significantly hamper our ability to raise additional capital. Our ability to receive the necessary approvals is largely dependent upon our relationship with our lender and our financial performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a materially adverse effect on our operations in future periods.

We may not have sufficient funds, to repurchase Common Stock pursuant to the Put Right feature in our November/December 2012 private placement if exercised or to pay the quarterly Fee when we are required to do so.

Investors in our private placement in November/December 2012 have certain contractual rights, such as the right to require us to repurchase Common Stock for a purchase price of $5.50 per for a 30-day period commencing in May 2014 and the right to receive quarterly Fees. Our existing loan agreement with One Conant Capital which expires in February 2014 prohibits us from repurchasing any stock without their written consent. The One Conant Capital indebtedness is being paid down according to schedule and we currently expect the facility will be fully repaid at its expiration date of February 2014 before the Put Right can be exercised.

Our ability to use our federal and state net operating loss carryforwards (“NOLs”) to reduce taxable income generated in the future could be substantially limited or eliminated.

As of May 31, 2012, we had approximately $19.1 million of federal NOLs available to offset future taxable income, which expire in varying amounts beginning in 2022, if unused.  We may not generate taxable income in time to use these NOLs prior to their expiration, and the Internal Revenue Service may not agree with the amount or timing of prior losses, thereby limiting the value of our NOLs. Furthermore, our ability to use our NOLs is subject to an annual limitation due to ownership changes that may have occurred or that could occur in the future, as determined by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state regulations. Depending on the actual amount of any limitation on our ability to use our NOLs, our future taxable income could be subject to federal and/or state income tax, creating federal and/or state income tax liabilities.  On February 3, 2012, we entered into a Rights Agreement (“Rights Agreement”) in an effort to prevent an ownership change, as defined under Section 382, from occurring and thereby protect the value of our NOLs. There can be no assurance, however, that the Rights Agreement will prevent an ownership change from occurring or protect the value of our NOLs.

We adopted a tax benefits preservation plan, designed to preserve the value of our deferred tax assets, primarily related to NOLs, which may discourage acquisition and sale of large blocks of our stock and may result in significant dilution for certain stockholders.

Our board of directors adopted the Rights Agreement to preserve stockholder value and the value of certain income tax assets primarily associated with NOLs, by seeking to prevent any person from acquiring beneficial ownership of 4.99% or more of our outstanding common stock without the approval of the board of directors.

In connection with the Rights Agreement, the board of directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock.  The dividend was payable on February 15, 2012 to the stockholders of record on February 15, 2012.  Pursuant to the Rights Agreement and at the discretion of our board of directors, if any person or group becomes the beneficial owner (subject to certain restrictions) of 4.99% or more of the outstanding shares of our common stock the Right may become exercisable.  Upon exercise of a Right and payment of the purchase price of $5.00 (the “Purchase Price”), the holder will be entitled to receive a number of shares of our common stock having a market value equal to two times the Purchase Price.

The Rights Agreement may discourage existing 5% stockholders from selling their interest in a single block which may impact the liquidity of our common stock, may deter institutional investors from investing in our common stock, and may deter potential acquirers from making premium offers to acquire SofTech, all factors which may depress the market price of our stock or prevent stockholders from receiving a premium in a change in control transaction.

26

Our quarterly results may fluctuate making our future revenue and financial results difficult to predict.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Our quarterly revenue may fluctuate significantly for several reasons including: the timing and success of introductions of any new products or product enhancements or those of our competitors; uncertainty created by changes in the market; variations in the size and timing of individual orders; competition and pricing; seasonality; and customer order deferrals or cancellations as a result of general economic conditions or industry decline. Furthermore, we have often recognized a substantial portion of our product revenues in the last month of a quarter, with these revenues frequently concentrated in the last weeks or days of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in the latter part of that quarter and revenues from any future quarter are not predictable with any significant degree of accuracy. We typically do not experience order backlog. For these reasons, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Our financial condition could be adversely affected if significant errors or defects are found in our software.

Sophisticated software can sometimes contain errors, defects or other performance problems. If errors or defects are discovered in our current or future products, we may need to expend significant financial, technical and management resources, or divert some of our development resources, in order to resolve or work around those defects, and we may not be able to correct them in a timely manner or provide an adequate response to our customers.

Errors, defects or other performance problems in our products could cause us to delay new product releases or customer deployments. Any such delays could negatively impact our ability to realize revenue from the licensing and shipment of new or enhanced products and give our competitors a greater opportunity to market competing products. Such difficulties could also cause us to lose customers. Technical problems or the loss of customers could also damage our business reputation and cause us to lose new business opportunities.

We are dependent on key personnel whose loss could impair our operations, our product development or our sales efforts.

We are a small company with fewer than 50 employees. Our technologies are complex and have been developed over many years. While we enjoy the benefit of a very experienced, long-tenured employee group, we are dependent on many of those employees for the familiarity, expertise and unique insight they have developed with our products that would be extremely difficult and time consuming to replace.  We maintain “key-man” life insurance on our Vice President of CADRA Engineering, Mr. Livingston and our Chief Executive Officer, Mr. Mullaney in the amount of $1,000,000 and $3,000,000, respectively. In Mr. Mullaney’s case, this policy was required as part of the debt facility.  The proceeds from the life insurance, in the event of his demise, would be used to satisfy the outstanding debt obligation with the lender and the excess, if any, would revert to his estate.  The loss of services of any of our key personnel could make it difficult for us to meet important objectives, such as timely and effective product introductions and financial goals.

We may be sued for infringing on the intellectual property rights of others.

Our CADRA technology was introduced in the early 1980’s and our ProductCenter technology was launched in the early 1990’s. Over the decades that our technologies have been in the marketplace a significant number of patents have been filed by competitors. It is difficult if not impossible for us to monitor these patent awards to become familiar with their claims and we do not attempt to do so. Third parties may assert that we are employing their proprietary technology without authorization. There can be no assurance that we do not or will not infringe on the patent or proprietary rights of others. Parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to further develop, commercialize and sell products, and such claims could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products or be required to cease offering affected products and our operating results would be harmed.

Our sales and operations are globally dispersed, which exposes us to additional operating and compliance risks.

We sell and deliver software and services, and maintain support operations in multiple countries whose laws and practices differ from one another. For the six months ended November 30, 2012, North America accounted for approximately 59%, Europe for approximately 34% and Asia for approximately 7% of our revenue which was not materially different from the percentages for fiscal year 2012. Managing these geographically dispersed operations requires significant attention and resources to ensure compliance with laws. Accordingly, while we maintain a compliance program, we cannot guarantee that an employee, agent or business partner will not act in violation of our policies or U.S. or other applicable laws. Such violations can lead to civil and/or criminal prosecutions, substantial fines and the revocation of our rights to continue certain operations and also cause business and reputation loss.

27

We are obligated to maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

From August 16, 2010 to December 27, 2011 we were not required to file periodic reports and other reports with the SEC.  In December 2011, we filed a Form 8-A with the SEC in connection with the effectiveness of our registration statement (333-174818), subjecting us again to the reporting requirements under the Exchange Act.  As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of our registration statement. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

Because we are a relatively small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management; and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with certain laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act and related regulations of the SEC. If we list our securities on an exchange, the exchange will impose additional requirements on listed companies, including enhanced corporate governance practices. For example, the NASDAQ listing requirements require that listed companies satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, shareholder meetings, shareholder approvals, solicitation of proxies, conflicts of interest, shareholder voting rights and codes of business conduct.

Complying with the SEC statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and could significantly increase our costs and expenses.   The Company was an SEC reporting entity from 1981 until August 2010 and was current in its filings through the filing of the Form 15 in August 2010. The Company expects to incur costs of between $100,000 and $200,000 in fiscal 2013 to meet its public company reporting responsibilities. These increased costs will be funded through cash flow from operations and our debt facilities.  These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers. As a public company we are required to:

•

institute a more comprehensive compliance function;

•

maintain a system of internal controls over financial reporting in compliance with certain of the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•

prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•

establish and maintain internal policies, such as those relating to disclosure controls and procedures and insider trading;

•

involve and retain to a greater degree outside counsel and accountants in the above activities; and

•

institute a more comprehensive investor relations function.

From time to time we may make acquisitions. The failure to successfully integrate future acquisitions could harm our business, financial condition and operating results.

As a part of our business strategy, we have in the past and may make acquisitions in the future. We may also make significant investments in complementary companies, products or technologies.  Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction. We cannot provide assurance that we will be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future, and our failure to do so could harm our business, financial condition and operating results.

Weakness in the United States and international economies may continue to adversely affect our business.

The past few years have been characterized by weak global economic conditions. Because we market, sell and license our products throughout the world, in addition to the ongoing adverse effects on our business of continued weakness in the U.S. economy, we could be significantly affected by continuing weak economic conditions in foreign as well as domestic markets that could reduce demand for our products.

28

Risks Related to the Market for our Common Stock

Our stock price has been and is likely to continue to be volatile, and an investment in our common stock could decline in value (all stock prices below have been adjusted to reflect the reverse stock split).

Over the previous three fiscal years the Company’s closing stock price has fluctuated from a low of $.80 per share to a high of $4.80 per share. Since the Recapitalization Transaction, which was completed on March 11, 2011, the closing stock price has ranged from a low price of $1.00 per share to a high price of $4.20 per share.  A contributing factor to the price fluctuation is the low average daily volume, which over the last three fiscal years has averaged fewer than 1,000 shares per day.  Given the lack of market makers in the stock and the low demand, a shareholder’s attempt to sell a large number of shares relative to the average daily volume in a short period of time will likely have a material negative impact on the share price.

A small number of shareholders own a large number of shares thereby potentially exerting significant influence over us.

Three of the four members of our board of directors participated in the private placement in March 2011 and own approximately 24% of our outstanding shares. In addition, Greenleaf, the beneficial owner of 271,411 shares of common stock, or 26.7% of our shares currently outstanding, has agreed to vote all of its and its affiliates’ shares (including any shares subsequently acquired by Greenleaf) in accordance with the recommendations of our board of directors for a three year period ending on March 8, 2014. This concentration of ownership could significantly influence all matters requiring shareholder approval and could delay, deter or prevent a change in control of the Company or other business combinations that might otherwise be beneficial to our other shareholders. Accordingly, this concentration of ownership may harm the market price of our common stock. In addition, the interest of our significant shareholders may not always coincide with the interest of the Company’s other shareholders. In deciding how to vote on such matters, they may be influenced by interests that conflict with our other shareholders.

Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all.

The shares of our common stock are traded on the OTCQB marketplace tier. Shares of our common stock are thinly traded, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volume. Even in the event that we come to the attention of such persons, they would likely be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, our stock price may not reflect an actual or perceived value of the business. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

We do not presently intend to pay any cash dividends or repurchase any shares of our common stock.

We do not presently intend to pay any cash dividends on our common stock. Any payment of future dividends will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available. In addition, our loan agreement prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

29

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

In November 2012, the Company entered into an Agreement with certain Investors, whereby the Investors acquired approximately 20,000 shares of Common Stock. The Company agreed to pay the Investors $6,000 for each $25,000 investment (common share lots of 5,000 at $5.00 per share) in six equal quarterly installments over the eighteen month Payment Period following the investment. In addition, the Company agreed to repurchase the Common Stock at $5.50 per share if requested by the Investor(s) during the 30-day period following the eighteen-month Payment Period.  During the three months ended November 30, 2012, the Company received approximately $100,000 in exchange for Common Stock.  The Company intends to use the proceeds for working capital and other general corporate purposes.

The offer and sale of securities in the private placements were made to accredited investors under Rule 506 and were made without any form of general solicitation and with full access to any information requested by the Investor regarding the Company or the securities offered.

Item 3. Defaults Upon Senior Securities

None

Item 4. Mine Safety Disclosures

Not Applicable

Item 5. Other Information

Not Applicable

Item 6. Exhibits

See Exhibit Index on page 32.

30

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOFTECH, INC.

Date: January 14, 2013	/s/ Amy E. McGuire
Amy E. McGuire
Chief Financial Officer

Date: January 14, 2013	/s/ Joseph P. Mullaney
Joseph P. Mullaney
President & Chief Executive Officer

31

Exhibit Index

Exhibit No.	Description of Document
3.1

Articles of Organization, as amended through October 12, 1988 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).

3.1.1	Articles of Amendment to Articles of Organization, dated April 15, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement on Form S-1, filed on June 9, 2011).
3.1.2	Articles of Amendment to Articles of Organization, effective June 7, 2011 (incorporated by reference to Exhibit 3.1.2 to the Company’s Registration Statement on Form S-1, filed on June 9, 2011).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.26 of the Company’s Current Report on Form 8-K filed December 4, 2012)
31.1	Certification of the Principal Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2	Certification of the Principal Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1	Certification of the Principal Financial Officer and Principal Executive Officer pursuant to U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document
**

XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

32

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10-Q

  X . QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended February 28, 2013

      . TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________________ to ___________________

Commission File Number
0-10665

SOFTECH, INC.

(Exact name of the Registrant as specified in its charter)

Massachusetts	04-2453033
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

59 Lowes Way, Suite 401, Lowell, MA 01851

(Address of principal executive offices and zip code)

Telephone (978) 513-2700

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  X . No      .

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Sec. 232.405)  during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes  X . No      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.)

Yes      . No  X .

The number of shares outstanding of registrant’s common stock at April 8, 2013 was 1,045,135 shares.

SOFTECH, INC.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

SOFTECH, INC. AND SUBSIDIARIES

 CONSOLIDATED CONDENSED BALANCE SHEETS

	(in thousands)
	(unaudited)
	February 28, 2013	May 31, 2012
ASSETS

Cash and cash equivalents	$2	$595
Accounts receivable (less allowance for uncollectible accounts of $29 as of February 28, 2013 and May 31, 2012)	1,177	757
Prepaid and other assets	531	308
Total current assets	1,710	1,660

Property and equipment, net	70	42
Goodwill	4,250	4,246
Capitalized software development costs, net	331	172
Capitalized patent costs	88	82
Debt issuance costs, net	127	210
Notes receivable and other assets	136	136

TOTAL ASSETS	$6,712	$6,548

LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY

Accounts payable	$191	$266
Accrued expenses	484	333
Other current liabilities	308	70
Deferred maintenance revenue	2,007	2,194
Current portion of capital lease	13	5
Current portion of long-term debt	1,645	720

Total current liabilities	4,648	3,588

Capital lease, net of current portion	42	4
Other long-term liabilities	10	47
Long-term debt, net of current portion	-	1,480

Total liabilities	4,700	5,119

Redeemable common stock, $0.10 par value, 50,000 shares issued and outstanding at February 28, 2013	275	-

Shareholders’ equity :
Common stock, $0.10 par value 20,000,000 shares authorized, 1,045,135 and 995,135 issued and outstanding at February 28, 2013 and May 31, 2012, respectively	100	100
Capital in excess of par value	27,367	27,478
Accumulated deficit	(25,283)	(25,693)
Accumulated other comprehensive loss	(447)	(456)
Total shareholders’ equity	1,737	1,429

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND SHAREHOLDERS’ EQUITY	$6,712	$6,548

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Three Months Ended

	February 28,	February 29,
	2013	2012

Revenue:
Products	$244	$530
Services	1,215	1,130
Total revenue	1,459	1,660

Cost of revenue:
Products	38	38
Services	293	342
Total cost of revenue	331	380

Gross margin	1,128	1,280

Research and development expenses	231	238
Selling, general and administrative expenses	848	830

Operating income	49	212

Interest expense	63	74
Other (income) expense	-	1

Net income(loss)	$(14)	$137

Basic and diluted net income per share:	$(0.01)	$0.14

Weighted average common shares outstanding-basic	1,039,302	995,135
Weighted average common shares outstanding-diluted	1,040,573	995,135

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	(in thousands, except for share and per share data)
	For the Nine Months Ended

	February 28,	February 29,
	2013	2012

Revenue:
Products	$936	$1,166
Services	3,574	3,763
Royalties from sale of patents	290	-
Total revenue	4,800	4,929

Cost of revenue:
Products	88	54
Services	924	1,026
Total cost of revenue	1,012	1,080

Gross margin	3,788	3,849

Research and development expenses	799	958
Selling, general and administrative expenses	2,391	2,257

Operating income	598	634

Interest expense	198	250
Other (income) expense	(11)	7

Net income	$411	$377

Basic and diluted net income per share:	$0.41	$0.38

Weighted average common shares outstanding-basic	1,009,567	995,135
Weighted average common shares outstanding-diluted	1,010,842	995,135

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF

COMPREHENSIVE INCOME(LOSS) (UNAUDITED)

	(in thousands)
	For the Three Months Ended

	February 28,	February 29,
	2013	2012

Net income(loss)	$(14)	$137

Other comprehensive income:
Foreign currency translation adjustment	3	14

Total other comprehensive income	3	14

Comprehensive income(loss)	$(11)	$151

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF

COMPREHENSIVE INCOME (UNAUDITED)

	(in thousands)
	For the Nine Months Ended

	February 28,	February 29,
	2013	2012

Net income	$411	$377

Other comprehensive income:
Foreign currency translation adjustment	9	(15)

Total other comprehensive income	9	(15)

Comprehensive income	$420	$362

See accompanying notes to unaudited consolidated financial statements.

SOFTECH, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	(in thousands)
	For the Nine Months Ended

	February 28,	February 29,
	2013	2012
Cash flows from operating activities:
Net income	$411	$377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	161	106
Stock-based compensation	6	6
Change in current assets and liabilities:
Accounts receivable	(420)	(340)
Prepaid expenses and other assets	(228)	104
Accounts payable, accrued expenses and other liabilities	217	(478)
Deferred maintenance revenue	(187)	(60)
Total adjustments	(451)	(662)
Net cash used in operating activities	(40)	(285)

Cash flows from investing activities:
Collection of note receivable from sale of product line	-	134
Capitalized software development costs	(207)	(139)
Capitalized patent costs	(6)	-
Capital expenditures	(2)	(14)
Net cash used in investing activities	(215)	(19)

Cash flows from financing activities:
Cost of issuance of common stock	-	(112)
Proceeds from issuance of redeemable common stock, net of issuance costs	223	-
Borrowings under debt agreements	300	-
Repayment under debt agreements	(855)	(540)
Repayments under capital lease	(7)	(4)
Net cash used in financing activities	(339)	(656)

Effect of exchange rates on cash	1	(9)
Decrease in cash and cash equivalents	(593)	(969)
Cash and cash equivalents, beginning of period	595	1,586
Cash and cash equivalents, end of period	$2	$617

Supplemental disclosures of cash flow information:
Interest paid	$110	$182
Taxes paid	$2	$2

Supplemental disclosures of noncash investing and financing activities:
Purchase of property and equipment under capital lease	$53	$-
Accretion of redeemable common stock	$112	$-

See accompanying notes to unaudited consolidated financial statements

SOFTECH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

A.

Description of the Business and Basis of Presentation

SofTech, Inc. (the “Company”) was formed in Massachusetts on June 10, 1969. The Company is engaged in the development, marketing, distribution and support of computer software solutions that serve the Product Lifecycle Management (“PLM”) industry. These solutions include software technology offerings for computer aided design as well as product data/lifecycle management and collaboration technologies, all of which fit under the broadly defined PLM industry. The Company’s operations are organized geographically with offices in the U.S. and European sales and customer support offices in Germany and Italy. The Company also has resellers in Asia and Europe.

Since the Recapitalization Transaction described hereunder, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

The consolidated financial statements of the Company include the accounts of SofTech, Inc. and its wholly-owned subsidiaries, Information Decisions, Inc., Workgroup Technology Corporation, SofTech, GmbH and SofTech, Srl. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission without audit; however, in the opinion of management, the information presented reflects all adjustments which are of a normal recurring nature and elimination of intercompany transactions which are necessary to present fairly the Company’s financial position and results of operations. It is recommended that these consolidated condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company’s fiscal 2012 results included in the previously filed Form 10-K.

RECAPITALIZATION TRANSACTION

In March 2011, a transaction was completed (the “Recapitalization Transaction”) in which the Company:

•

issued an aggregate of 384,588 shares of common stock for an aggregate purchase price of $421,765, in a private placement transaction to eight investors;

•

consummated a $2.9 million term loan and a $300,000 line of credit from One Conant Capital, LLC, a subsidiary of People’s United Bank; and

•

consummated an agreement with Greenleaf Capital, Inc. (“Greenleaf”), the Company’s sole debt provider and largest shareholder at the time, whereby they accepted $2,750,000 in cash and a $250,000 subordinated note in complete settlement of the $10.6 million of indebtedness then due under its loan agreements with the Company.

Upon consummation of the Recapitalization Transaction, the board of directors and chief executive officer were replaced.

RESUMPTION OF PUBLIC COMPANY REPORTING STATUS

In December 2011, in connection with the effectiveness of our registration statement (333-174818), we became subject again to the public reporting requirements under the Exchange Act.

ADVANCE FROM RELATED PARTY

On February 28, 2013 the Company received a $200,000 advance payment from a related party in anticipation of the sale of certain specified assets. The sale was never completed and the funds were returned in full on March 15, 2013. The advance was included in prepaid expenses and other assets as restricted cash, with an offsetting liability included in other current liabilities as of February 28, 2013.

B.

Significant Accounting Policies

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates included in the financial statements pertain to revenue recognition, the allowance for doubtful accounts receivable, and the valuation of long term assets including goodwill, intangibles, capitalized software development costs and deferred tax assets. Actual results could differ from those estimates.

REVENUE RECOGNITION

We follow the provisions of the Accounting Standards Codification (“ASC”) 985, Software for transactions involving the licensing of software and software support services. Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectability has been determined. The Company does not provide for a right of return. For multiple element arrangements, total fees are allocated to each of the undelivered elements based upon vendor specific objective evidence (“VSOE”) of their fair values, with the residual amount recognized as revenue for the delivered elements, using the residual method set forth in ASC 985. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements, typically one year. Revenue from engineering, consulting and training services is recognized as those services are rendered using a proportional performance model.

We follow the provisions of ASC 605, Revenue Recognition for transactions that do not involve the licensing of software or software support services as in the case of the recent sale of our patents. Revenue from the sale of patents is recorded when persuasive evidence of an arrangement exists, delivery has taken place and a fixed fee and collectability has been determined. These conditions are no different from those when we license software. For multiple element arrangements, however, under ASC 605, total fees are allocated to each of the elements based upon the relative selling price method. Under that method the allocation of fees to the undelivered elements is based on VSOE, or if it doesn’t exist, then based on third party evidence of selling price. If neither exists, then the allocation is based on management’s best estimate of the selling price.

SOFTWARE DEVELOPMENT COSTS

The Company accounts for its software development costs in accordance with 985-20, Costs of Computer Software to Be Sold, Leased or Marketed.  Costs that are incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product.  Once technological feasibility is established, software development costs are capitalized until the product is available for general release to customers.  Such costs are amortized using the straight-line method over the estimated economic life of the product, generally three years.  The Company evaluates the realizability of the assets and the related periods of amortization on a regular basis.  Judgment is required in determining when technological feasibility of a product is established as well as its economic life.

During the three and nine month periods ended February 28, 2013, the Company capitalized approximately $49,000 and $207,000, respectively, of software development costs related to new products. Amortization expense related to capitalized software development for the three and nine month periods ending February 28, 2013 was approximately $20,000 and $48,000, respectively. The Company capitalized $139,000 of software development costs for the three and nine months ended February 29, 2012.

DEBT ISSUANCE COSTS

The Company capitalizes the direct costs associated with entering into debt agreements and amortizes those costs over the life of the debt agreement.  During fiscal 2011, the Company incurred total costs of approximately $330,000 in connection with entering into the debt agreement with People’s United Bank and its subsidiary, One Conant Capital, LLC.  These costs have been capitalized and are being amortized over the three year life of the loan.  Amortization expense related to debt issuance costs for the three and nine month periods ended February 28, 2013 was approximately $29,000 and $88,000, respectively, as compared to approximately $29,000 and $85,000 for the comparable periods in the prior fiscal year.

ACCOUNTING FOR GOODWILL

The Company accounts for goodwill pursuant to the provisions of the ASC 350, Intangibles – Goodwill and Other. This requires that goodwill be reviewed annually, or more frequently as a result of an event or change in circumstances, for possible impairment with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement’s criteria.

As of May 31, 2012, the Company conducted its annual impairment test of goodwill by comparing the fair value of the reporting unit to the carrying amount of the underlying assets and liabilities of its single reporting unit. The Company determined that the fair value of the reporting unit exceeded the carrying amount of the assets and liabilities, therefore no impairment existed as of the testing date. The Company concluded that no facts or circumstances arose during the three months ended February 28, 2013 to warrant interim impairment testing.

CAPITALIZED PATENT COSTS

Costs related to patent applications are capitalized as incurred and are amortized once the patent application is accepted or are expensed if the application is finally rejected.  Patent costs are amortized over their estimated economic lives under the straight-line method, and are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable through the estimated undiscounted future cash flows from the use of the associated patent. Capitalized patent costs totaled approximately $6,000 for the nine month periods ending February 28, 2013.  The Company did not incur or capitalize any patent costs during the three and nine month periods ended February 29, 2012.

LONG-LIVED ASSETS

The Company periodically reviews the carrying value of all intangible and other long-lived assets. If indicators of impairment exist, the Company compares the undiscounted cash flows estimated to be generated by those assets over their estimated economic life to the related carrying value of those assets to determine if the assets are impaired. If the carrying value of the asset is greater than the estimated undiscounted cash flows, the carrying value of the assets would be decreased to their fair value through a charge to operations. As of February 28, 2013, the Company does not have any long-lived assets it considers to be impaired.

STOCK BASED COMPENSATION

Stock-based compensation expense for all stock-based payment awards made to employees and directors is measured based on the grant-date fair value of the award. The Company estimated the fair value of each share-based award using the Black-Scholes option valuation model. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award.

The Company’s 1994 Stock Option Plan provided for the granting of stock options at an exercise price not less than fair market value of the stock on the date of the grant and with vesting schedules as determined by the Board of Directors. No new options could be granted under the Plan after fiscal year 2004 and all stock options had vested prior to May 31, 2009. During fiscal 2012, all options awarded under the 1994 Stock Option Plan had expired. In May 2011, the 2011 Equity Incentive Plan (the “2011 Plan”) was approved by the Company’s shareholders, pursuant to which 150,000 shares of our common shares are reserved for issuance. Additionally, any future shares subject to any award under the 2011 Plan that expires, is terminated unexercised or is forfeited will be available for awards under the 2011 Plan. The Company may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of common stock that are not subject to restrictions or forfeiture under the 2011 Plan. As of February 28, 2013, 10,000 options were awarded and outstanding under the 2011 Plan.

The following table summarizes option activity under the 1994 Stock Option Plan and 2011 Plan:

		Weighted	Weighted-
		Average	Average
	Number of	Exercise Price	Remaining	Aggregate
	Options	Per Share	Life (in years)	Intrinsic Value

Outstanding options at May 31, 2011	1,350	$1.80	0.50	$810
Granted	10,000	2.40	10.00	-
Exercised	-	-	-	-
Forfeited or expired	(1,350)	0.86	-	-

Outstanding options at May 31, 2012	10,000	2.40	9.02	-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-

Outstanding options at February 28, 2013	10,000	$2.40	8.28	$6,600

Exercisable at February 28, 2013	5,556	$2.40	8.28	$3,667

The Company determined the volatility for options granted during the fiscal year ended May 31, 2012 using the historical volatility of the Company’s common stock. The expected life of options has been determined utilizing the “simplified” method as prescribed in ASC 718 Compensation, Stock Compensation. The expected life represents an estimate of the time options are expected to remain outstanding. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

For the three and nine month periods ended February 28, 2013 and February 29, 2012, the Company expensed approximately $2,000 and $6,000, respectively, of stock-based compensation. The weighted-average fair value of the 10,000 options granted in fiscal 2012 was estimated as $2.35 per share on the date of grant using the Black-Scholes model with the following weighted average assumptions:

Expected life	5.77 years
Assumed annual dividend growth rate	0%
Expected volatility	188%
Risk free interest rate	1.86%

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s foreign operations (Germany and Italy) is the Euro. As a result, assets and liabilities are translated at period-end exchange rates and revenues and expenses are translated at the average exchange rates. Adjustments resulting from translation of such financial statements are classified in accumulated other comprehensive income (loss). Foreign currency gains and losses arising from transactions were included in operations in the three and nine month periods February 28, 2013 and February 29, 2012. For the three months ended February 28, 2013, the Company did not record a net (gain) loss from foreign currency related transactions and for the nine month period ended February 28, 2013, the Company recorded a net (gain) loss of approximately ($11,000), as compared to approximately $1,000 and $13,000 for the comparable periods in the prior fiscal year, to Other (income) expense in the Consolidated Condensed Statements of Operations.

INCOME TAXES

The provision for income taxes is based on the earnings or losses reported in the consolidated financial statements. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized.

BALANCE SHEET COMPONENTS

Details of certain balance sheet captions are as follows:

	February 28, 2013	May 31, 2012
	(Amounts in thousands)

Property and equipment	$2,206	$2,125
Accumulated depreciation and amortization	(2,136)	(2,083)
Property and equipment, net	$70	$42

REEDEMABLE COMMON STOCK

During the last two quarters,  the Company issued 50,000 shares of common stock, $.10 par value (the “Common Stock”) at a purchase price of $5.00 per share to accredited investors (collectively, the “Investors”) in separate private placement transactions for total proceeds of $250,000. These transactions were completed pursuant to a Securities Purchase Agreement (the “Agreement”) which the Company entered into with each of the respective Investors. In lieu of registration rights, each $25,000 investment entitles the Investors to a fee of $6,000 (the “Fee”) to be paid in six equal quarterly installments during the eighteen month period (the “Payment Period”) following the investment.  The Agreement also provides the Investors with the right to require the Company to redeem the Common Stock held by such Investors (the “Put Option”) for $5.50 per share in cash for a 30 day period following the Payment Period.

The Company first assessed the redeemable Common Stock to determine if the instrument should be accounted for as a liability in accordance with ASC 480. In that the Put Option is optionally redeemable by the holder, the Common Stock was not required to be accounted for as a liability. Next, the Company assessed the Put Option within the redeemable Common Stock as a potential embedded derivative pursuant to the provisions of ASC 815, Derivatives and Hedging, and concluded that the Put Option did not meet the net settlement criteria within the definition of a derivative. Therefore, the Company has accounted for the Common Stock issued pursuant to the Agreement in accordance with ASC 480-10-S99-3A, Classification and Measurement of Redeemable Securities, which provides that securities that are optionally redeemable by the holder for cash or other assets are classified outside of permanent equity in temporary equity. The 50,000 shares of Common Stock issued pursuant to the Agreement were recorded as redeemable common stock at an initial carrying value of $163,000. This amount is equal to the gross proceeds of $250,000, less $27,000 in issuance costs related to legal fees and the $60,000 Fee, which has been included in other liabilities. The Company elected to record the Common Stock at its redemption value of $275,000 immediately and accordingly recorded accretion of $112,000 to additional paid in capital during the nine months ended February 28, 2013.

NET INCOME(LOSS) PER COMMON SHARE

Basic and diluted net income(loss) per share are computed by dividing the net income(loss) by the weighted-average number of common shares outstanding. Diluted net income(loss) per share is computed by dividing net income(loss) by the weighted-average number of common and equivalent dilutive common shares outstanding.  For periods in which losses are reported potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share because the effect is antidilutive.

The following table details the derivation of weighted average shares outstanding used in the calculation of basic and diluted net income for each period:

	For the Three Months Ended
	February 28, 2013	February 29, 2012
	(amounts in thousands)

Net income(loss) available to common shareholders	$(14)	$137

Weighted average number of common shares outstanding
used in calculation of basic earnings per share	1,039,302	995,135
Incremental shares from the assumed exercise of
dilutive stock options	1,271	-

Weighted average number of common shares
outstanding used in calculating diluted earnings
per share	1,040,573	995,135

	For the Nine Months Ended
	February 28, 2013	February 29, 2012
	(amounts in thousands)

Net income available to common shareholders	$411	$377

Weighted average number of common shares outstanding
used in calculation of basic earnings per share	1,009,567	995,135
Incremental shares from the assumed exercise of
dilutive stock options	1,275	-

Weighted average number of common shares
outstanding used in calculating diluted earnings
per share	1,010,842	995,135

For the three and nine month periods ended February 28, 2013, all options were included in the above calculation.  For both the three and nine month periods ended February 29, 2012, 10,000 options to purchase common shares were anti-dilutive and were excluded from the above calculation.

C. Segment Information

The Company operates in one reportable segment and is engaged in the development, marketing, distribution and support of computer aided design and product data management and collaboration computer solutions. The Company’s operations are organized geographically with offices in the U.S. and foreign offices in Germany and Italy. Components of revenue and long-lived assets (consisting primarily of intangible assets, capitalized software and property, plant and equipment) by geographic location, are as follows (in thousands):

	Three Month Periods Ended
Revenue:	February 28, 2013	February 29, 2012
North America	$1,148	$1,226
Europe	358	419
Asia	157	153
Eliminations	(204)	(138)
Consolidated Total	$1,459	$1,660

	Nine Month Periods Ended
Revenue:	February 28, 2013	February 29, 2012
North America	$3,561	$3,611
Europe	1,293	1,308
Asia	444	477
Eliminations	(498)	(467)
Consolidated Total	$4,800	$4,929

Long Lived Assets:	As of February 28, 2013	As of May 31, 2012
North America	$4,887	$4,769
Europe	115	119
Consolidated Total	$5,002	$4,888

D.  Note Receivable

Joseph Mullaney, the Company’s CEO, was extended a non-interest bearing note in the amount of $134,000 related to a stock transaction in May, 1998. The note is partially secured by the Company stock acquired in that transaction. The Company has accounted for the note as a fixed arrangement.

E.  Rights Agreement

On February 3, 2012, the Company entered into a Rights Agreement with Registrar and Transfer Company, as Rights Agent, dated as of February 3, 2012 (the “Rights Agreement”). By adopting the Rights Agreement, the Board of Directors was seeking to protect the Company’s ability to carry forward its net operating losses and certain other tax attributes (collectively, “NOLs”). The Company has experienced and may continue to experience substantial operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. These NOLs are a valuable asset of the Company, which may inure to the benefit of the Company and its shareholders. However, if the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could significantly impair the value of the Company’s NOL asset. Generally, an “ownership change” occurs if the percentage of the Company’s stock owned by one or more “five percent stockholders” increases by more than fifty percentage points over the lowest percentage of stock owned by such stockholders at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. An NOL rights agreement like the Rights Agreement with a 4.99% “trigger” threshold is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of common stock without the approval of the Board of Directors. This would protect the Company’s NOL asset because changes in ownership by a person owning less than 4.99% of the common stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

In connection with the Rights Agreement, the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock. The dividend was issued on February 15, 2012 to the stockholders of record on February 15, 2012. Each Right entitles the registered holder to purchase from the Company one share of common stock in certain circumstances at a price of $5.00 per share of common stock, subject to adjustment.

In the event that a person or group of affiliated or associated persons becomes an Acquiring Person, as defined in the Rights Agreement, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock having a market value of two times the purchase price of the Right.

F. Sale of Patents

In June 2012, the Company sold to an unrelated third party (the “Buyer”) its rights, title and interests in three of its U.S. patents (the “Patents”) all entitled Method and System for Design and Drafting in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”). These Patents were derived from our development work related to our CADRA product line and the inventions are a key, time saving feature within that technology offering. The Company received a limited, non-exclusive, royalty-free license under the Patents to make, use, offer to sell, or sell our products or services.

In September 2012, the Patent agreement was amended to include two other U.S. patents (“Additional Patents”) both entitled Product Development System and Method Using Integrated Process and Data Management. These Additional Patents were derived from the development work related to our ProductCenter product line and are a core and essential capability within that product offering. The Company received a limited, non-exclusive, royalty-free license under the Additional Patents to make, use, offer to sell or sell our products or services. As a result of the amendment, the Initial Payment was increased by $100,000.

The agreement gives the Buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents, the Company is due 30% of the net proceeds (the “Net Proceeds”), as defined in the agreement. The Initial Payment shall be reimbursable from Net Proceeds to the extent any are due. There can be no assurance that the Company will derive any additional monies from the Patents, however.

The sale of the Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means of monetizing the Patents to third parties. The allocation of the Initial Payment to the patent and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $290,000; and Support Services - $10,000. Additional monies due the Company in the form of royalties from its 30% share of Net Proceeds will be recorded in the quarterly period in which the Buyer notifies the Company such payments are due. Such notification and payment, if any, are due thirty calendar days after the end of each calendar quarter. The revenue allocated to support services has been deferred and will be recognized as revenue when the services are performed.  There can be no assurance that the Company will derive any other monies from the Additional Patents, however.

The Company retained its three U.S. patent applications that it acquired or filed since the Recapitalization Transaction in March 2011. These patent applications were not included in the above described agreement. The Company expects to be actively engaged with the U.S. Patent and Trademark Office for the foreseeable future with regard to those filings.

G. Subsequent Events

The Company has evaluated all events and transactions that occurred after the balance sheet and through the date that the financial statements were available to be issued.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “should,” “could,” “would,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These statements are only predictions and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed. You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in forward-looking statements due to a number of factors, including our ability to:

•

generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives;

•

maintain good relationships with our bank;

•

comply with the covenant requirements of our loan agreement;

•

successfully introduce and attain market acceptance of any new products and/or enhancements of existing products;

•

attract and retain qualified personnel;

•

prevent obsolescence of our technologies;

•

maintain agreements with our critical software vendors;

•

secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and

•

secure new business, both from existing and new customers.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. References in this prospectus to the “Company,” “we,” “our,” and “us” refer to the registrant, SofTech, Inc., and its wholly owned subsidiaries.

The following discussion and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements included in the previously filed Form 10-K.  This discussion includes forward-looking statements that involve risk and uncertainties.

Overview

We operate in one reportable segment and are engaged in the development, marketing, distribution and support of computer software solutions that enable companies to manage the entire lifecycle of their products from conception through design and manufacture, to service and disposal, all of which is known in the industry as Product Lifecycle Management (“PLM”). These solutions include software technology offerings for Computer Aided Design (“CAD”), Product Data Management (“PDM”) and Collaboration technologies, all of which fit under the broadly defined PLM industry. Our operations are organized geographically in the U.S. and Europe. We have sales and customer support offices in the U.S., Germany and Italy. We also operate through resellers in Europe and Asia. Components of revenue and long-lived assets by geographic location are outlined in Note E to the consolidated financial statements for the fiscal year ended May 31, 2012.

Since the Recapitalization Transaction described in Note A to the condensed Consolidated Financial Statements herein, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

Revenue from our ProductCenter technology has been experiencing year over year revenue declines for six consecutive fiscal years due to several factors. In July 2007, Parametric Technology Corporation “PTC” informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008.  We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering.  In addition to the PTC partnership termination, ProductCenter revenue has been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions. Since PTC’s decision we have focused on offering ProductCenter to the mid-range CAD market and we are exploring other opportunities to broaden the addressable market for this product.

For more than a decade through fiscal 2010, we had also experienced revenue declines in our CADRA product line. CADRA, which we acquired in 1998, is a 2D technology that was first introduced in the early 1980’s. The revenue declines were due to the age of the product, the introduction of robust 3D solutions for less than $5,000 per unit and the dominance of AutoCAD in the 2D market, a product offered by Autodesk. However, over the last two fiscal years CADRA revenue has increased primarily driven by our existing non-maintenance CADRA customers that have had to repurchase licenses due to the upgrade of their operating system. Older versions of CADRA do not function properly on the Windows 7 operating system. We anticipate the general declining revenue trends in the CADRA product line will continue although these declines may be mitigated for several years by our customers upgrading their operating systems which may require purchases of new CADRA licenses.

Critical Accounting Policies and Significant Judgments and Estimates

The Securities and Exchange Commission (“SEC”) issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require the application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Our significant accounting policies are described in Note B to the consolidated financial statements for the fiscal year ended May 31, 2012 included in our previously filed Form 10-K. There have been no changes to the policies for the three months ended February 28, 2013.

Results of Operations

Three and Nine Months Ended February 28, 2013, as Compared to Three and Nine Months Ended February 29, 2012

The table below presents the comparative income statements for the three month periods ended February 28, 2013 and February 29, 2012 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	February 28, 2013	February 29, 2012	Change in $	Change in %
Revenue:
Products	$244	$530	$(286)	(54.0)%
Services	1,215	1,130	85	7.5
Total revenue	1,459	1,660	(201)	(12.1)

Cost of revenue:
Products	38	38	-	-
Services	293	342	(49)	(14.3)
Total cost of revenue	331	380	(49)	(12.9)

Gross margin	1,128	1,280	(152)	(11.9)

Research and development expenses	231	238	(7)	(2.9)
Selling, general and administration expenses	848	830	18	2.2

Operating income	49	212	(163)	(76.9)

Interest expense	63	74	(11)	(14.9)
Other (income) expense	-	1	(1)	-

Net income(loss)	$(14)	$137	$(151)	(110.2)%

The table below presents the comparative income statements for the nine month periods ended February 28, 2013 and February 29, 2012 along with the dollar and percentage change amounts for each revenue and expense item (expressed in thousands, except percentages):

	February 28,	February 29,	Change in	Change in
	2013	2012	$	%
Revenue:
Products	$936	$1,166	$(230)	(19.70%)
Services	3,574	3.763	(189)	(5)
Royalties from sale of patents	290	-	290	-
Total revenue	4,800	4,929	(129)	(2.6)

Cost of revenue:
Products	88	54	34	63
Services	924	1,026	(102)	(9.9)
Total cost of revenue	1,012	1,080	(68)	(6.3)

Gross margin	3,788	3,849	(61)	(1.6)

Research and development expenses	799	958	(159)	(16.6)
Selling, general and administration expenses	2,391	2,257	134	5.9

Operating income	598	634	(36)	(5.7)

Interest expense	198	244	(46)	(18.9)
Other (income) expense	(11)	13	(24)	(184.6)

Net income	$411	$377	$34	9.0%

The table below presents the relationship, expressed as a percentage, between income and expense items and total revenue, for the three month periods ended February 28, 2013 and February 29, 2012:

Items as a percentage of revenue
	February 28,	February 29,
	2013	2012
Revenue:
Products	16.7%	31.9%
Services	83.3	68.1
Total revenue	100.0	100.0

Cost of revenue:
Products	2.6	2.3
Services	20.1	20.6
Total cost of revenue	22.7	21.9

Gross margin	77.3	77.1

Research and development expenses	15.8	14.3
Selling, general and administrative expenses	58.1	50.0

Operating income	3.4	12.8

Interest expense	4.3	4.5
Other (income) expense	-	0.1

Net income(loss)	(1.0)%	8.2%

The table below presents the relationship, expressed as a percentage, between income and expense items and total revenue, for the nine month periods ended February 28, 2013 and February 29, 2012:

Items as a percentage of revenue
	February 28,	February 29,
	2013	2012
Revenue:
Products	19.5%	23.7%
Services	74.5	76.3
Royalties from sale of patents	6.0	-
Total revenue	100.0	100.0

Cost of revenue:
Products	1.8	1.1
Services	19.3	20.8
Total cost of revenue	21.1	21.9

Gross margin	78.9	78.1

Research and development expenses	16.6	19.4
Selling, general and administrative expenses	49.8	45.8

Operating income	12.5	12.9

Interest expense	4.1	5.0
Other (income) expense	(0.2)	0.3

Net income	8.6%	7.6%

Revenue

The following table summarizes total revenue by product line for the three month periods ended February 28, 2013 and February 29, 2012 (in thousands, except percentages):

	2013	2012	$ Change	% Change
Product Line
ProductCenter	$793	$724	$69	9.5%
CADRA	620	854	(234)	(27.4)
Other	46	82	(36)	(43.9)
Total	$1,459	$1,660	$(201)	(12.1)%

The following table summarizes total revenue by product line for the nine month periods ended February 28, 2013 and February 29, 2012 (in thousands, except percentages):

	2013	2012	$ Change	% Change
Product Line
ProductCenter	$2,274	$2,407	$(133)	(5.5)%
CADRA	2,155	2,394	(239)	(10.0)
Royalties from sale of patents	290	-	290	-
Other	81	128	(47)	(36.7)
Total	$4,800	$4,929	$(129)	(2.6)%

The product line revenue is further broken down by revenue type hereunder with explanations for changes in the current quarter compared to the same period in fiscal 2012.

Product Revenue

Product revenue for the three and nine month periods ended February 28, 2013 was approximately $244,000 and $936,000, respectively, as compared to approximately $530,000 and $1.2 million for the same period in the prior fiscal year. The table below details product revenue by product line for the three month periods ended February 28, 2013 and February 29, 2012 (in thousands, except percentages):

	2013	2012	$ Change	% Change
Product Line
ProductCenter	$67	$76	$(9)	(11.8)%
CADRA	141	384	(243)	(63.3)
Other	36	70	(34)	(48.6)
Total	$244	$530	$(286)	(54.0)%

The table below details product revenue by product line for the nine month periods ended February 28, 2013 and February 29, 2012 (in thousands, except percentages):

	2013	2012	$ Change	% Change
Product Line
ProductCenter	$128	$267	$(139)	(52.1)%
CADRA	755	801	(46)	(5.7)
Other	53	98	(45)	(45.9)
Total	$936	$1,166	$(230)	(19.7)%

Our ProductCenter technology is a server based solution that is often evaluated over an extended period of time by customers prior to purchase due to its importance to an enterprise, the various functions within the enterprise that are impacted by the purchase decision and the other systems within an enterprise it may need to communicate with. It is also a purchase that can be deferred. In addition to the long sales cycle, the offerings of competitive products from proprietary CAD vendors have improved over the last several years. The poor economic conditions of the last two years have also reduced demand within our customer base for expansion of users. All of these factors together with the loss of the PTC Partnership Program in 2008 have contributed to significantly reduced product revenue for this technology from fiscal 2009 through 2012. During that same time period new customer wins were nominal and have fluctuated dramatically from one quarter to the next.

Our product revenue for ProductCenter for the current quarter was again below expectation and only a slight improvement from the prior quarter. Identified, qualified sales prospects with a need for the technology have lengthened their decision process due primarily to uncertainty in the economy. Accurately estimating the receipt of purchase orders in this environment is extremely difficult.

Our CADRA technology is a desktop solution. While CADRA product revenue was down significantly in the current quarter compared to the same period in fiscal 2012, this was due primarily to the timing of a few larger orders. For the nine months ended February 28, 2013, CADRA product revenue is on pace with last year’s performance and has about equaled the full fiscal year 2013 expectation.

Service Revenue

Our service revenue is composed of both annual software maintenance contracts for previously licensed technology for both of our product lines and consulting revenue generated primarily from our ProductCenter technology. The table below summarizes service revenue by product line for the three months ended February 28, 2013 and February 29, 2012 (in thousands, except percentages):

	2013	2012	$ Change	% Change
Product Line
ProductCenter	$726	$648	$78	12.0%
CADRA	479	470	9	1.9
Other	10	12	(2)	(16.7)
Total	$1,215	$1,130	$85	7.5%

The table below summarizes service revenue by product line for the nine months ended February 28, 2013 and February 29, 2012 (in thousands, except percentages):

	2013	2012	$ Change	% Change
Product Line
ProductCenter	$2,146	$2,140	$6	0.3%
CADRA	1,401	1,593	(192)	(12.1)
Other	27	30	(3)	(10.0)
Total	$3,574	$3,763	$(189)	(5.0)%

Maintenance revenue was approximately $1,009,000 and $2,952,000 for the three and nine month periods ended February 28, 2013, respectively, as compared to approximately $988,000 and $3,230,000 for the same period in the prior fiscal year. ProductCenter maintenance revenue was down about 6.6% for the nine month period ended February 28, 2013 compared to the same period in the prior fiscal year due primarily to the loss of a few maintenance customers during fiscal year 2012 that have not been replaced with new maintenance customers in 2013. CADRA maintenance revenue for the three and nine month periods ended February 28, 2013 decreased by approximately 3.0% and 11.1%, respectively, compared to the same periods in the prior fiscal year. Overall, the trend has improved over the recent past as the double digit maintenance revenue declines experienced in 2010 and 2011 have slowed.

Consulting revenue was approximately $206,000 and $622,000 for the three and nine months ended February 28, 2013, respectively, an increase of approximately 45% and 17% from the same periods in the prior fiscal year. Most of our consulting revenue is generated from professional services provided to our ProductCenter customer base.  The increased consulting revenue experienced in fiscal 2013 was due to a combination of new projects from our existing customers as well as several projects originating from our recently announced technology partnerships.

Royalties from sale of patents

Royalties from sale of patents was approximately $290,000 for the nine months ended February 28, 2013.

Since the Recapitalization Transaction, the Company has also been actively engaged in acquiring and filing three new U.S. patents, evaluating alternatives for monetizing its existing patents and investigating the acquisition of specific patents already awarded that might enhance our value. It is expected that this kind of activity will become an increasing area of focus and investment over the coming years.

In June 2012 the Company sold its rights, title and interests in three of its U.S. patents (“Patents”) in exchange for a non-refundable, initial royalty payment of $200,000 (the “Initial Payment”) and in September 2012, the agreement was amended to include two other U.S. patents (“Additional Patents”) and the Initial Payment was increased by $100,000.  The agreement gives the Buyer complete control over what, if any, actions shall be taken in the future to monetize the Patents through licensing, sale, enforcement or other means. In the event whereby monies are derived from the Patents, the Company is due 30% of the net proceeds (the “Net Proceeds”), as defined in the agreement. The Initial Payment shall be reimbursable from Net Proceeds to the extent any are due. There can be no assurance that the Company will derive any additional monies from the Patents.

The sale of the Patents is a multiple element arrangement as defined under ASC 605 and, as such, the Company allocated the Initial Payment between the sale of the Patents that were delivered during the fiscal quarter and support services that were undelivered. Support services include being available to the Buyer to assist them should they require such assistance in licensing or pursuing other means on monetizing the "Patents" to third parties. The allocation of the Initial Payment to the patent and support services elements was based on management’s best estimate of the selling price of each element. The Initial Payment was allocated as follows: Patents - $290,000; and Support Services - $10,000. The revenue allocated to support services has been deferred and will be recognized as revenue when the services are performed. No services have been performed to date.

Gross Margin

Gross margin as a percentage of revenue was approximately 77.3% and 78.9% for the three and nine month periods ended February 28, 2013, respectively, as compared to approximately 77.1% and 78.1% in the same periods in the prior fiscal year. The slight improvement in gross margin was due to a reduction in the cost of service revenue as some resources that have historically been focused on performing training, implementation and other consulting tasks were allocated to other development tasks that are not yet revenue generating.

Research and Development Expenses

Research and development expenses were approximately $231,000 and $799,000 for the three and nine month periods ended February 28, 2013, respectively, as compared to approximately $238,000 and $958,000 in the comparable periods in fiscal 2012. Since the March 2011 Recapitalization Transaction we have invested in the development of new products that have the potential for generating new revenue streams. During some phases of the development of those new products certain costs are capitalizable. During the three and nine month periods ended February28, 2013 we capitalized approximately $49,000 and $207,000, respectively, related to these investments. During  fiscal year 2012 we capitalized approximately $139,000 of expenses related to these new investments, all of it in the third quarter. In addition, during the first quarter of the prior year we had spending of approximately $60,000 related to third party development resources that have not been utilized since that time.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $848,000 and $2.4 million for the three and nine month periods ended February 28, 2013, respectively, as compared to approximately $830,000 and $2.3 million for the comparable periods in fiscal year 2012. Our SG&A spending has remained relatively steady year over year.   In the current quarter we incurred approximately $71,000 in non-recurring legal expenses related to an infringement claim that was subsequently dismissed.

Interest Expense

Interest expense for the three and nine month periods ended February 28, 2013 was approximately $63,000 and $198,000, respectively, as compared to approximately $74,000 and $250,000 for the comparable periods in the prior fiscal year. This decrease was due to the paydown of debt principal by nearly $800,000 during the last twelve months which reduced our borrowing costs.

Net Income(loss)

Net income(loss) for the three and nine month periods ended February 28, 2013 was approximately ($14,000) and $411,000 or ($.01) and $.41 per share, respectively, as compared to approximately $137,000 and $377,000 or $.14 and $.39 per share for the comparable periods in the prior fiscal year.

Liquidity and Capital Resources

During the nine month period ended February 28, 2013, the net cash used in operating activities totaled approximately $40,000. Net income adjusted for non-cash expenditures generated approximately $578,000 which was offset by an increase in accounts receivable of approximately $420,000 and a decrease of approximately $187,000 in deferred maintenance revenue liability. The increase in accounts receivable was due to our normal increase in billings at the beginning of the calendar year for our annual maintenance contracts. Approximately 32% of our annual maintenance revenue is billed in the first two months of the calendar year.

Net cash used in investing activities for the nine months ended February 28, 2013 was approximately $215,000 primarily composed of capitalized software development costs related to new products.

Net cash used in financing activities totaled approximately $339,000 composed primarily of $855,000 of principal repayments on our debt facility offset by borrowing on our line of credit and the net proceeds of $223,000 from the sale of Common Stock.

In November 2012 the Board of Directors approved the sale of up to 10% (such amount equaling 99,500 shares) of the Company’s outstanding common stock, $.10 par value (the “Common Stock”) in private placements to accredited investors (collectively the “Investors”) at $5.00 per share in increments of 5,000 shares (a “Bundle”). Each Bundle shall give the Investors the right to payments totaling $6,000 to be paid in six equal quarterly increments in the eighteen month period following the purchase (the “Payment Period”). During the thirty day period following the Payment Period the Investors shall have the right to require the Company to repurchase the Common Stock acquired in this private placement at $5.50 per share (“Redeemable Common Stock”).

From November 2012 through February 2013, the Company sold 50,000 share of Redeemable Common Stock in exchange for $250,000 to Investors. The Company intends to use the proceeds for working capital and other general corporate purposes.

The Company does not believe that the issuance of such shares will restrict the Company’s ability to utilize its net operating losses. Accordingly, the Board of Directors of the Company approved in advance the purchase of the shares by the Investors in these transactions as “Exempt Transactions” as defined in Section 1(o) of the Company’s Rights Agreement, dated February 3, 2012, between the Company and the Registrar and Transfer Company.

Sources of Cash

As of February 28, 2013, we had cash on hand of approximately $2,000, a decrease of approximately $593,000 from May 31, 2012. The Company’s net income adjusted for non-cash expenses together with its $595,000 in cash at the beginning of the fiscal year and the proceeds from the sale of Common Stock provided the liquidity to fund the above described cash utilization.

A majority of the Company’s revenue derives from annual software maintenance agreements with its customers that previously licensed its technology. Approximately 32% of those maintenance contracts renew during the months of January and February. The Company’s first and second quarter maintenance renewals total only 34% of the annual maintenance billings. As a result, the Company’s operating activities historically use cash during Q1 and Q2 and provide cash in Q3 and Q4.

As of February 28, 2013, the Company has outstanding debt of $1,645,000 all of which comes due within one year on February 28, 2014 and therefore has been included in current liabilities. As a result, the Company has working capital of ($2.01) million at the end of the current quarter. We are in the process of attempting to refinance the current debt facilities, however, there can be no assurance that this refinancing will be completed at all, or if so, on terms favorable to the Company. The Company is also exploring other strategic alternatives to address its liquidity needs.

The Company believes that its available cash, line of credit and cash provided by operations will be sufficient to meet its capital needs for at least the next twelve months.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of the SEC’s Regulation S-K.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

This Item is not applicable because we are a “smaller reporting company,” as defined by applicable SEC regulation.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures. We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Securities Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours are designed to do, and we necessarily were required to apply our judgment in evaluating the cost-benefit relationship of possible changes or additions to our controls and procedures.

As of the end of the period covered by this report (February 28, 2013), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, of the effectiveness of the design and operation of the disclosure controls and procedures, as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective.

Changes in Internal Control Over Financial Reporting. There have been no changes in our internal control over financial reporting that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

None

Item 1A. Risk Factors

Our business is subject to numerous risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. Any or all of our forward-looking statements in the Quarterly Report on Form 10-Q and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Any factors mentioned in the discussion below will be important in determining future results. Consequently, no forward-looking statement can by guaranteed. Actual future results may differ materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

Continued revenue declines in our product lines may have a material adverse impact upon our business and overall financial performance.

We offer two product lines, ProductCenter and CADRA.  We have experienced consolidated revenue declines in each of our last six fiscal years.

Our ProductCenter technology, which we acquired in 2003, manages the engineering data and electronic files of discrete parts designed in third party proprietary design technologies offered primarily by SolidWorks, PTC and Autodesk. Revenue from our ProductCenter technology has been declining due to several factors. In July 2007, PTC informed us that it would not renew its partnership agreement with us when the agreement expired in January 2008.  We had been a member of the PTC partnership program for 12 years. The PTC partnership agreement, among other things, provided us with the right to distribute certain information that allowed for our technology to directly interface with PTC’s proprietary CAD tools. The non-renewal has essentially prevented us from marketing our ProductCenter solution to new customers that utilize PTC’s technology and has negatively impacted our product revenue from this technology offering.  In addition to the PTC partnership termination, ProductCenter revenues have been negatively affected by: (i) an increased number of competitive offerings in the marketplace, (ii) elongation of purchase decisions by customers of a technology that already has a long sales cycle, and (iii) uncertain economic conditions.

CADRA, which we acquired in 1998, is a 2D technology that was first introduced in the early 1980’s.  The 2D marketplace is dominated by AutoCAD, a product offered by Autodesk. Due to the age and market position of our CADRA product line, we make no attempt to find new customers for this product rather we have been focused on keeping our existing customers. As existing customers migrate to other solutions and/or reduce the use of CADRA, our revenue declines without any potential offsets from new accounts. CADRA product revenues are also negatively impacted by the newer 3D technologies available in the marketplace that have become more affordable and easier to use in the last 10 years. Given these factors, as well as the uncertain economic conditions, we do not believe the revenue growth experienced by CADRA over the last two fiscal years is sustainable.  This had been driven by non-maintenance CADRA users upgrading their operating systems thereby necessitating a CADRA purchase.

Significant future declines in our total revenues may have a material adverse impact upon our business and overall financial performance.

We compete against numerous technology companies in the mature PLM industry that are significantly larger and have vastly greater financial resources at their disposal.

Many of our competitors, including PTC, Dassault, Siemens and Autodesk, have substantially greater financial, technological, marketing, managerial and research and development resources and experience than we do and represent significant competition for us. Our competitors may succeed in developing competing technologies or products which may gain market acceptance more rapidly than our products. Existing or proposed products of our competitors may render our existing or proposed products noncompetitive or obsolete. If we are unable to compete successfully in the future, the competitive pressures that we face could adversely affect our profitability or financial performance.

Our agreements with certain critical software vendors may be terminated at will by the vendors.

We utilize third party vendors to provide certain software and utilities which enable us to continue to develop and support ProductCenter customers with their integrations from ProductCenter to their respective CAD solutions. These agreements are subject to termination at will by the vendors, and, if terminated, we would need to seek alternative methods of providing continuing support to our existing customers and an alternative solution to meet the needs of prospective customers, which could have a material adverse effect on future performance. For example, in July 2007, we were informed that our agreement with one such vendor, PTC, was not going to be extended beyond its renewal date of January 31, 2008. Thus the agreement with PTC has since expired. A significant number of our current ProductCenter customers utilize PTC’s Pro/ENGINEER integrator solution. We continue to support our current customers who are utilizing a Pro/ENGINEER integration solution with a customer specific consulting solution. While this customer specific consulting solution has allowed us to retain the majority of our customers utilizing Pro/ENGINEER as their CAD tool, it has precluded us from proposing our solution to new customers using that CAD technology. Our inability to offer our solution to new customers utilizing Pro/ENGINEER or similar restrictions that could result from any future terminations of similar agreements with other vendors could have an adverse effect on our future revenues.

We may not be able to generate sufficient positive cash flow in the future to fund our operations.

In addition to our bank financing, we are dependent upon cash flow from our business to fund our operations. It is our expectation that we can continue to improve our cash flows; however, there can be no assurances that we will be able to continue to do so. If we are unable to fund our operations from future cash flows, we will need to seek additional debt and/or equity financing, which may not be available on attractive terms, if at all, in which case there could be a material adverse effect on our results of operations and financial condition.

We are dependent on our borrowing facilities to meet our operating needs.

We continue to be dependent on our term loan and line of credit with our lender to meet our operating needs. Approximately 70% of our revenue is derived from annual maintenance renewal contracts that are billed and collected unevenly during the year. Our line of credit is an important component along with revenue from product sales and consulting activities for meeting our working capital needs especially during the first and second fiscal quarters when the annual maintenance collections are low.  If we are unable to access our borrowing facilities due to a default or any other reason we could be forced to curtail our operating activities which would have a material adverse effect on our financial condition and results of operations.

Failure to comply with financial covenants in our loan agreement could adversely affect us.

As of February 28, 2013, we had $1.395 million of outstanding indebtedness under our term loan with One Conant Capital, and have $300,000 available under our line of credit. This indebtedness is secured by all of our assets. Our loan agreement includes financial covenants which require us to maintain compliance with certain financial ratios during the term of the agreement. Failure to comply with the financial covenants is an event of default under the loan agreement. In an event of default, the lender has the right to accelerate repayment of all sums due, cease making additional advances under the line of credit and take any and all action, at its sole option, to collect monies owed to it, including to enforce and foreclose on its security interest on all of our assets.  If our lender were to accelerate our debt payments, our assets may not be sufficient to fully repay the debt and we may not be able to obtain capital from other sources at favorable terms or at all.

Prior to the Recapitalization Transaction described in “Management’s Discussion and Analysis of Financial Condition and Results from Operations” above, we defaulted on our previous debt arrangement with Greenleaf Capital, Inc. (“Greenleaf”). Specifically, in June 2010, we failed to make the scheduled loan payments in accordance with our term loan and revolving line of credit with Greenleaf, our sole debt provider at the time, which triggered the default. In 1999, we defaulted on our loan facility with Imperial Bank for failure to meet required profit and cash flow thresholds. Subsequent to each of the aforementioned debt defaults, satisfactory repayment agreements were reached with each lender.

Our loan agreement imposes restrictions on our ability to take certain corporate actions and raise additional capital.

Our loan agreement contains numerous restrictions that limit our ability to undertake certain activities without the express prior written approval of the lender. These include, but are not limited to, restricting our ability to:

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incur additional indebtedness;

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pay or declare dividends;

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enter into a business substantially different from existing operations;

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issue or authorize any additional or new equity that will result in a change of control; and

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take any corporate action outside the ordinary course of the business without the prior written approval of our lender.

These restrictions could significantly hamper our ability to raise additional capital. Our ability to receive the necessary approvals is largely dependent upon our relationship with our lender and our financial performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a materially adverse effect on our operations in future periods.

We may not have sufficient funds, to repurchase Common Stock pursuant to the Put Right feature in our recent private placement if exercised or to pay the quarterly Fee when we are required to do so.

Investors in our private placement in Q2 and Q3 of the current fiscal year have certain contractual rights, such as the right to require us to repurchase Common Stock for a purchase price of $5.50 per for a 30-day period commencing in May 2014 and the right to receive quarterly Fees.  Our existing loan agreement with One Conant Capital which expires in February 2014 prohibits us from repurchasing any stock without their written consent. The One Conant Capital indebtedness is being paid down according to schedule and we currently expect the facility will be fully repaid at its expiration date of February 2014 before the Put Right can be exercised.

Our ability to use our federal and state net operating loss carryforwards (“NOLs”) to reduce taxable income generated in the future could be substantially limited or eliminated.

As of May 31, 2012, we had approximately $19.1 million of federal NOLs available to offset future taxable income, which expire in varying amounts beginning in 2022, if unused.  We may not generate taxable income in time to use these NOLs prior to their expiration, and the Internal Revenue Service may not agree with the amount or timing of prior losses, thereby limiting the value of our NOLs. Furthermore, our ability to use our NOLs is subject to an annual limitation due to ownership changes that may have occurred or that could occur in the future, as determined by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state regulations. Depending on the actual amount of any limitation on our ability to use our NOLs, our future taxable income could be subject to federal and/or state income tax, creating federal and/or state income tax liabilities.  On February 3, 2012, we entered into a Rights Agreement (“Rights Agreement”) in an effort to prevent an ownership change, as defined under Section 382, from occurring and thereby protect the value of our NOLs. There can be no assurance, however, that the Rights Agreement will prevent an ownership change from occurring or protect the value of our NOLs.

We adopted a tax benefits preservation plan, designed to preserve the value of our deferred tax assets, primarily related to NOLs, which may discourage acquisition and sale of large blocks of our stock and may result in significant dilution for certain stockholders.

Our board of directors adopted the Rights Agreement to preserve stockholder value and the value of certain income tax assets primarily associated with NOLs, by seeking to prevent any person from acquiring beneficial ownership of 4.99% or more of our outstanding common stock without the approval of the board of directors.

In connection with the Rights Agreement, the board of directors of the Company declared a dividend of one common share purchase right (a “Right”) for each outstanding share of common stock.  The dividend was payable on February 15, 2012 to the stockholders of record on February 15, 2012.  Pursuant to the Rights Agreement and at the discretion of our board of directors, if any person or group becomes the beneficial owner (subject to certain restrictions) of 4.99% or more of the outstanding shares of our common stock the Right may become exercisable.  Upon exercise of a Right and payment of the purchase price of $5.00 (the “Purchase Price”), the holder will be entitled to receive a number of shares of our common stock having a market value equal to two times the Purchase Price.

The Rights Agreement may discourage existing 5% stockholders from selling their interest in a single block which may impact the liquidity of our common stock, may deter institutional investors from investing in our common stock, and may deter potential acquirers from making premium offers to acquire SofTech, all factors which may depress the market price of our stock or prevent stockholders from receiving a premium in a change in control transaction.

Our quarterly results may fluctuate making our future revenue and financial results difficult to predict.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Our quarterly revenue may fluctuate significantly for several reasons including: the timing and success of introductions of any new products or product enhancements or those of our competitors; uncertainty created by changes in the market; variations in the size and timing of individual orders; competition and pricing; seasonality; and customer order deferrals or cancellations as a result of general economic conditions or industry decline. Furthermore, we have often recognized a substantial portion of our product revenues in the last month of a quarter, with these revenues frequently concentrated in the last weeks or days of a quarter. As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in the latter part of that quarter and revenues from any future quarter are not predictable with any significant degree of accuracy. We typically do not experience order backlog. For these reasons, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Our financial condition could be adversely affected if significant errors or defects are found in our software.

Sophisticated software can sometimes contain errors, defects or other performance problems. If errors or defects are discovered in our current or future products, we may need to expend significant financial, technical and management resources, or divert some of our development resources, in order to resolve or work around those defects, and we may not be able to correct them in a timely manner or provide an adequate response to our customers.

Errors, defects or other performance problems in our products could cause us to delay new product releases or customer deployments. Any such delays could negatively impact our ability to realize revenue from the licensing and shipment of new or enhanced products and give our competitors a greater opportunity to market competing products. Such difficulties could also cause us to lose customers. Technical problems or the loss of customers could also damage our business reputation and cause us to lose new business opportunities.

We are dependent on key personnel whose loss could impair our operations, our product development or our sales efforts.

We are a small company with fewer than 50 employees. Our technologies are complex and have been developed over many years. While we enjoy the benefit of a very experienced, long-tenured employee group, we are dependent on many of those employees for the familiarity, expertise and unique insight they have developed with our products that would be extremely difficult and time consuming to replace.  We maintain “key-man” life insurance on our Vice President of CADRA Engineering, Mr. Livingston and our Chief Executive Officer, Mr. Mullaney in the amount of $1,000,000 and $3,000,000, respectively. In Mr. Mullaney’s case, this policy was required as part of the debt facility.  The proceeds from the life insurance, in the event of his demise, would be used to satisfy the outstanding debt obligation with the lender and the excess, if any, would revert to his estate.  The loss of services of any of our key personnel could make it difficult for us to meet important objectives, such as timely and effective product introductions and financial goals.

We may be sued for infringing on the intellectual property rights of others.

Our CADRA technology was introduced in the early 1980’s and our ProductCenter technology was launched in the early 1990’s. Over the decades that our technologies have been in the marketplace, a significant number of patents have been filed by competitors. It is difficult if not impossible for us to monitor these patent awards to become familiar with their claims and we do not attempt to do so. Third parties may assert that we are employing their proprietary technology without authorization. There can be no assurance that we do not or will not infringe on the patent or proprietary rights of others. Parties making claims against us may be able to obtain injunctive or other equitable relief that could effectively block our ability to further develop, commercialize and sell products, and such claims could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products or be required to cease offering affected products and our operating results would be harmed.

Our sales and operations are globally dispersed, which exposes us to additional operating and compliance risks.

We sell and deliver software and services, and maintain support operations in multiple countries whose laws and practices differ from one another. For the nine months ended February 28, 2013, North America accounted for approximately 64%, Europe for approximately 27% and Asia for approximately 9% of our revenue which was not materially different from the percentages for fiscal year 2012. Managing these geographically dispersed operations requires significant attention and resources to ensure compliance with laws. Accordingly, while we maintain a compliance program, we cannot guarantee that an employee, agent or business partner will not act in violation of our policies or U.S. or other applicable laws. Such violations can lead to civil and/or criminal prosecutions, substantial fines and the revocation of our rights to continue certain operations and also cause business and reputation loss.

We are obligated to maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

From August 16, 2010 to December 27, 2011 we were not required to file periodic reports and other reports with the SEC.  In December 2011, we filed a Form 8-A with the SEC in connection with the effectiveness of our registration statement (333-174818), subjecting us again to the reporting requirements under the Exchange Act.  As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of our registration statement. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

Because we are a relatively small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management; and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with certain laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act and related regulations of the SEC. If we list our securities on an exchange, the exchange will impose additional requirements on listed companies, including enhanced corporate governance practices. For example, the NASDAQ listing requirements require that listed companies satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, shareholder meetings, shareholder approvals, solicitation of proxies, conflicts of interest, shareholder voting rights and codes of business conduct.

Complying with the SEC statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and could significantly increase our costs and expenses.   The Company was an SEC reporting entity from 1981 until August 2010 and was current in its filings through the filing of the Form 15 in August 2010. The Company expects to incur costs of between $100,000 and $200,000 in fiscal 2013 to meet its public company reporting responsibilities. These increased costs will be funded through cash flow from operations and our debt facilities.  These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers. As a public company we are required to:

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institute a more comprehensive compliance function;

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maintain a system of internal controls over financial reporting in compliance with certain of the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

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prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

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establish and maintain internal policies, such as those relating to disclosure controls and procedures and insider trading;

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involve and retain to a greater degree outside counsel and accountants in the above activities; and

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institute a more comprehensive investor relations function.

From time to time we may make acquisitions. The failure to successfully integrate future acquisitions could harm our business, financial condition and operating results.

As a part of our business strategy, we have in the past and may make acquisitions in the future. We may also make significant investments in complementary companies, products or technologies.  Acquisitions present many risks, and we may not realize the financial and strategic goals that were contemplated at the time of any transaction. We cannot provide assurance that we will be able to successfully integrate any business, products, technologies or personnel that we may acquire in the future, and our failure to do so could harm our business, financial condition and operating results.

Weakness in the United States and international economies may continue to adversely affect our business.

The past few years have been characterized by weak global economic conditions. Because we market, sell and license our products throughout the world, in addition to the ongoing adverse effects on our business of continued weakness in the U.S. economy, we could be significantly affected by continuing weak economic conditions in foreign as well as domestic markets that could reduce demand for our products.

Risks Related to the Market for our Common Stock

Our stock price has been and is likely to continue to be volatile, and an investment in our common stock could decline in value (all stock prices below have been adjusted to reflect the reverse stock split).

Over the previous three fiscal years the Company’s closing stock price has fluctuated from a low of $.80 per share to a high of $4.80 per share. Since the Recapitalization Transaction, which was completed on March 11, 2011, the closing stock price has ranged from a low price of $1.00 per share to a high price of $4.20 per share.  A contributing factor to the price fluctuation is the low average daily volume, which over the last three fiscal years has averaged fewer than 1,000 shares per day.  Given the lack of market makers in the stock and the low demand, a shareholder’s attempt to sell a large number of shares relative to the average daily volume in a short period of time will likely have a material negative impact on the share price.

A small number of shareholders own a large number of shares thereby potentially exerting significant influence over us.

Three of the four members of our board of directors participated in the private placement in March 2011 and own approximately 23.3% of our outstanding shares. In addition, Greenleaf, the beneficial owner of 271,411 shares of common stock, or 26.0% of our shares currently outstanding, has agreed to vote all of its and its affiliates’ shares (including any shares subsequently acquired by Greenleaf) in accordance with the recommendations of our board of directors for a three year period ending on March 8, 2014. This concentration of ownership could significantly influence all matters requiring shareholder approval and could delay, deter or prevent a change in control of the Company or other business combinations that might otherwise be beneficial to our other shareholders. Accordingly, this concentration of ownership may harm the market price of our common stock. In addition, the interest of our significant shareholders may not always coincide with the interest of the Company’s other shareholders. In deciding how to vote on such matters, they may be influenced by interests that conflict with our other shareholders.

Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all.

The shares of our common stock are traded on the OTCQB marketplace tier. Shares of our common stock are thinly traded, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volume. Even in the event that we come to the attention of such persons, they would likely be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, our stock price may not reflect an actual or perceived value of the business. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

We do not presently intend to pay any cash dividends or repurchase any shares of our common stock.

We do not presently intend to pay any cash dividends on our common stock. Any payment of future dividends will be at the discretion of the board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Cash dividend payments in the future may only be made out of legally available funds and, if we experience substantial losses, such funds may not be available. In addition, our loan agreement prohibits us from paying dividends, making distributions or payments or redeeming, retiring or purchasing any of our capital stock. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

From November 2012 to February 2013, the Company entered into an Agreement with certain Investors, whereby the Investors acquired an aggregate 50,000 shares of Common Stock. The Company agreed to pay the Investors $6,000 for each $25,000 investment (common share lots of 5,000 at $5.00 per share) in six equal quarterly installments over the eighteen month Payment Period following the investment. In addition, the Company agreed to repurchase the Common Stock at $5.50 per share if requested by the Investor(s) during the 30-day period following the eighteen-month Payment Period.  During the three and nine month periods ended February 28, 2013, the Company received approximately $150,000 and $250,000, respectively, in exchange for Common Stock.  The Company intends to use the proceeds for working capital and other general corporate purposes.

The offer and sale of securities in the private placements were made to accredited investors under Rule 506 and were made without any form of general solicitation and with full access to any information requested by the Investor regarding the Company or the securities offered.

Item 3. Defaults Upon Senior Securities

None

Item 4. Mine Safety Disclosures

Not Applicable

Item 5. Other Information

Not Applicable

Item 6. Exhibits

See Exhibit Index on page 29.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOFTECH, INC.

Date: April 15, 2013	/s/ Amy E. McGuire
Amy E. McGuire
Chief Financial Officer

Date: April 15, 2013	/s/ Joseph P. Mullaney
Joseph P. Mullaney
President & Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Document
3.1

Articles of Organization, as amended through October 12, 1988 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).

3.1.1	Articles of Amendment to Articles of Organization, dated April 15, 2011 (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement on Form S-1, filed on June 9, 2011).
3.1.2	Articles of Amendment to Articles of Organization, effective June 7, 2011 (incorporated by reference to Exhibit 3.1.2 to the Company’s Registration Statement on Form S-1, filed on June 9, 2011).
3.2	By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, filed on April 14, 2008).
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.26 of the Company’s Current Report on Form 8-K filed December 4, 2012)
31.1	Certification of the Principal Financial Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
31.2	Certification of the Principal Executive Officer pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.
32.1	Certification of the Principal Financial Officer and Principal Executive Officer pursuant to U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

**

XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

33